Exhibit 10.12

IFC INVESTMENT NUMBER 39358

IIC LOAN NUMBER 12063-02

IDB LOAN NUMBER 3931C/OC-AR

C2F LOAN NUMBER 3931/CA-AR

Common Terms Agreement

among

CP ACHIRAS S.A.U.

INTER-AMERICAN INVESTMENT CORPORATION

INTER-AMERICAN INVESTMENT CORPORATION, acting as agent for the INTER-

AMERICAN DEVELOPMENT BANK

INTER-AMERICAN INVESTMENT CORPORATION, as agent acting on behalf of the

INTER-AMERICAN DEVELOPMENT BANK, in its capacity as administrator of the

CANADIAN CLIMATE FUND FOR THE PRIVATE SECTOR IN THE AMERICAS

and

INTERNATIONAL FINANCE CORPORATION

Dated as of January 17, 2018

- ii -

Annex A	Project Description, Project Cost and Financial Plan

Annex B	Borrower/Project Authorizations

Annex C	Insurance Requirements

Annex D	Anti-Corruption Guidelines

Annex E	Prohibited Activities

Annex F	Financial Model

Schedule 1	Form of Certificate of Incumbency and Authority

Schedule 2	Form of Request for Disbursement

Schedule 3	Form of Disbursement Receipt

Schedule 4	Form of Service of Process Letter

Schedule 5	Form of Letter to Borrower’s Auditors

Schedule 6	Form of Borrower’s Restricted Payment Certification

Schedule 7	Information to be included in Quarterly and Annual Review of Operations

Schedule 8	Form of Quarterly Project Implementation Report

Schedule 9	Notices and Reports

Schedule 10	Annual Monitoring Report

Schedule 11	Form of Independent Engineer Disbursement Certificate

Schedule 12	Form of Note

Schedule 13	Tax Benefits

- iii -

COMMON TERMS AGREEMENT

COMMON TERMS AGREEMENT (this “Agreement”) dated as of January 17, 2018, among:

(1)	CP ACHIRAS S.A.U., a sociedad anónima unipersonal organized and existing under the laws of the Republic of Argentina (the “Borrower”);

(2)	INTER-AMERICAN INVESTMENT CORPORATION, an international organization established by the Agreement Establishing the Inter-American Investment Corporation among its member countries, in its capacity as lender of the IIC Loans (“IIC”);

(3)	IIC, acting as agent for the INTER-AMERICAN DEVELOPMENT BANK, an international organization established by the Agreement Establishing the Inter-American Development Bank among its member countries, in its capacity as lender of the IDB Loan (“IDB”);

(4)	IIC, as agent acting on behalf of the INTER-AMERICAN DEVELOPMENT BANK, in its capacity as administrator of the CANADIAN CLIMATE FUND FOR THE PRIVATE SECTOR IN THE AMERICAS (“C2F” and, together with IIC and IDB, the “IDB Group Lenders”); and

(5)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Argentina (“IFC”, and together with the IDB Group Lenders, the “Senior Lenders”).

RECITALS

The Borrower is undertaking the development of the Project;

The Borrower has requested the Senior Lenders to provide the loans described in this Agreement to finance the development of the Project and certain other costs and expenditures associated with the development of the Project; and

The Senior Lenders are willing to provide those loans upon the terms and conditions set forth in this Agreement and the Senior Loan Agreements.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:

“Acceptable FODER T-Bills”	the Letras del Tesoro en Garantía, as defined in the FODER Joinder Agreement that are denominated in Dollars and issued in accordance with Resolution No. 147/2017 of the Ministry of Finance of Argentina;

“Acceptable Letter of Credit”

an irrevocable letter of credit that meets each of the following conditions:

(i) it shall be established in favor of the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, or, with the prior written consent of the Senior Lenders, in favor of the Borrower;

(ii) it shall be issued by (a) an international bank with an international rating (as most recently published) on its outstanding senior long-term unsecured and unguaranteed indebtedness of at least “BBB+” by Standard and Poor’s Ratings Services Inc., “Baa1” by Moody’s Investors Service, or an equivalent rating by any other rating agency acceptable to the Senior Lenders; or (b) an Acceptable Local Financial Institution;

(iii) the costs associated with the posting and maintenance of such letter of credit shall in no event be for the account of any Finance Party, and no guarantor, issuer of or account party under such letter of credit shall have any recourse or right of subrogation against the Borrower or the Project, except for such rights of any guarantor or account party (including, without limitation, the Sponsor Guarantor and the Sponsor) that are expressly subordinated pursuant to the Financing Documents;

(iv) either (a) there shall not be any obligation or liability of the Borrower or any Finance Party under such letter of credit, any reimbursement agreement or under any other agreement or document in respect of such letter of credit or (b) if there is any such obligation or liability of the Borrower under such letter of credit, reimbursement agreement or other document in respect of such letter of credit, it shall be fully subordinated to the Borrower’s obligations under the Financing Documents in form and substance satisfactory to the Senior Lenders;

(v) there shall be no conditions to drawing of such letter of credit other than the delivery by the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, of a notice specifying the amount being drawn and the account where funds are to be deposited and stating that it is entitled under the terms of the Financing Documents to make such draw and such letter of credit shall be in a form otherwise acceptable to the Senior Lenders;

(vi) the reimbursement obligations in respect of such letter of credit shall not be secured by all or any part of the Security (or by any assets of the Borrower);

(vii) the initial term of such letter of credit shall be for a period of not less than one (1) year and provides that (a) upon any stated expiration date thereof it shall automatically renew for an additional one-year term unless, at least thirty (30) days prior to the then-scheduled expiration date, the issuer thereof notifies the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, and the Senior Lenders, that the letter of credit will not be renewed and (b) the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, shall be entitled to draw all amounts then available thereunder at any time following such a notice of non-renewal prior to its expiration;

(viii) any notice of cancellation shall be required to be provided to the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, no later than thirty (30) days prior to the scheduled expiry date thereof; and

(ix) it shall be subject to the International Standby Practices 1998 (ISP 98), as amended, modified or supplemented and in effect from time to time and, to the extent not inconsistent therewith, governed by and construed in accordance with the laws of New York (if issued by an international bank) or of Argentina (if issued by an Acceptable Local Financial Institution);

“Acceptable Local Financial Institution”	(i) Galicia, so long as it (a) maintains a local rating (as most recently published) on its outstanding senior long-term unsecured and unguaranteed indebtedness of at least “B-” by Standard and Poor’s Ratings Services Inc., “B3” by Moody’s Investors Service, or an equivalent rating by any other rating agency acceptable to the Senior Lenders, provided that, for so long as Galicia’s debt does not have an international rating of at least “BBB” by Standard and Poor’s or Moody’s Investors Service, Galicia’ local debt rating cannot be lower than that of the Country on its outstanding senior long-term unsecured and unguaranteed indebtedness, as published by Standard and Poor’s Ratings Services Inc., Moody’s Investors Service, or such acceptable rating agency for a period of longer than ninety (90) days from the date of any change in such Country rating and (b) has total assets in excess of eight billion Dollars ($8,000,000,000), provided that, Galicia shall cease to be an Acceptable Local Financial Institution, if the Senior Lenders determine in good faith that Galicia has engaged in conduct that raises significant reputational or integrity-based concerns, or (ii) any other bank organized under the laws of Argentina that is acceptable to the Senior Lenders;

“Acceptable Replacement Material Project Document”

any contract or agreement relating to the Project entered into by the Borrower in replacement of a Material Project Document, which replacement document:

(i) has terms and conditions, when taken as a whole, that are no less favorable to the Borrower or the Senior Lenders than those of the Material Project Document being replaced;

(ii) has a counterparty acceptable to the Senior Lenders, acting reasonably; and

(iii) is otherwise in form and substance reasonably satisfactory to the Senior Lenders;

“Accounting Standards”	the generally accepted accounting principles (GAAP) of Argentina;

“Accounts Agreements”	collectively, the Onshore Trust Agreement and the Offshore Accounts Agreement;

“Action Plan”	the plan developed by the Borrower, a copy of which is attached hereto in Schedule 10 setting out specific social and environmental measures to be undertaken by the Borrower, to enable the Project to be constructed, equipped and operated in compliance with the E&S Requirements, as may be amended or supplemented from time to time with the consent of the Senior Lenders;

“Affected Country”	has the meaning specified in Section 2.18(b) (Application of Payments; Sharing);

“Affected Currency”	has the meaning specified in Section 2.18(b) (Application of Payments; Sharing);

“Affected Senior Lender”	has the meaning specified in Section 2.18(c) (Application of Payments; Sharing);

“Affiliate”	with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, the foregoing (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, and “controlling” and “controlled” have corresponding meanings);

“Agreement”	has the meaning set forth in the preamble;

“Annual Budget”	with respect to each Financial Year, a document prepared by the Borrower and approved (or deemed approved, as applicable) by the Senior Lenders pursuant to Section 5.03(c) (Annual Budget) that sets forth the cash flow projections for the relevant Financial Year, including detailed revenues, costs, taxes, capital expenditures, debt service, cash balances and ratios;

“Annual Monitoring Report”	the annual monitoring report substantially in the form attached as Schedule 10 hereto setting out the specific social, environmental and developmental impact information to be provided by the Borrower in respect of the Project, as such form of Annual Monitoring Report may be amended or supplemented from time to time with the consent of the Senior Lenders;

“Applicable Exchange Rate”	(i) the Peso-Dollar exchange rate quoted by BNA for the sale of Dollar bills “Divisa” as published by BNA on its website (www.bna.com.ar), or as replaced from time to time, or (ii) the Peso-Dollar exchange rate published by the BCRA, pursuant to Communication “A” 3500, as amended or replaced from time to time. If none of the foregoing is available, the Applicable Exchange Rate will be the negotiated weighted average (Promedio Ponderado Negociado, or PPN for its acronym in Spanish) as published by the Mercado Abierto Electrónico S.A. on its website (“Indicador US$ Forex MAE” http://www.mae.com.ar/mercados/forex/default.aspx); provided that, should the Argentine government (whether through the BCRA or otherwise) establish a system with more than one exchange rate quote for Dollars, the Applicable Exchange Rate for any date of determination shall mean the highest selling exchange rate for Dollars published and available for financial transactions in foreign currency in Argentina applicable and available to private companies under such system for the settlement of its obligations with financial institutions and/or capital markets obligations on the Business Day immediately preceding the date of determination quoted (at closing, when applicable) by (A) the BCRA, (B) BNA and (C) the average of three of the five largest private banks (measured by assets) operating in the City of Buenos Aires, as selected by the Senior Lenders;

“Applicable S&E Law”	all applicable statutes, laws, ordinances, rules and regulations of the Country, including without limitation, licenses, permits or other governmental Authorizations setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the E&S Requirements or imposing liability for the breach thereof;

“Approved Book Value”	has the meaning assigned to the term “Valor de Libros Aprobado” in the FODER Joinder Agreement;

“Asset Pledge Agreement”	the agreement entitled “Contrato de Prenda con Registro” among the Borrower and the Onshore Collateral Agent pursuant to which the Borrower creates a pledge in favor of the Onshore Collateral Agent, for the benefit of the Secured Parties, over the Borrower’s tangible assets;

“Auditors”	Ernst & Young - Pistrelli, Henry Martin y Asociados S.R.L. or such other firm of international repute that the Borrower appoints from time to time as its auditors pursuant to Section 5.01(e) (Affirmative Covenants; Auditors);

“Authority”	any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization”	any consent, registration, filing, agreement, notarization, certificate, license, approval, administrative act, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ and/or board of directors’ approvals or consents;

“Authorized Representative”	as to any Person, any natural person who is duly authorized by such Person to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Person to the Senior Lenders;

“Availability”	the availability of the equipment comprising the Project, as calculated in accordance with Annex 9 of the O&M Contract;

“Base Equity Contributions”	has the meaning assigned to that term in the Guarantee and Sponsor Support Agreement;

“BCRA”	Banco Central de la República Argentina, or any successor entity;

“BNA”	Banco de la Nación Argentina, or any successor entity;

“Borrower”	has the meaning specified in the preamble of this Agreement;

“Borrower Share Pledge Agreement”	the agreement entitled “Contrato de Prenda de Acciones” among the Borrower, the Sponsor and the Onshore Collateral Agent pursuant to which the Borrower creates a first priority Lien over all Share Capital of the Borrower in favor of the Onshore Collateral Agent, for the benefit of the Secured Parties;

“Business Day”	a day when banks are open for business in New York, New York, and, other than with respect to Section 2.02 (Disbursement Procedure), Buenos Aires, Argentina;

“C2F Loan”	has the meaning assigned to that term in the IDB Group Loan Agreement;

“Call Option Price”	has the meaning assigned to the term “Precio de Compra del Proyecto” in the FODER Joinder Agreement;

“CAMMESA”	Companía Administradora del Mercado Mayorista Eléctrico S.A.;

“Certificate of Final Acceptance”

collectively,

(i) a certificate from the Borrower to the Onshore E&I Contractor confirming that the “Puesta en Marcha”, as defined in the Onshore Erection and Installation Agreement, has occurred;

(ii) a certificate from the Borrower to the Offshore Turbine Supplier confirming the satisfactory delivery of all equipment pursuant to Section 6 of the Offshore TSA;

(iii) a certificate from the Borrower to the CW Contractor confirming that the civil works have been completed in accordance with the CW Contract; and

(iv) a certificate from the Borrower to the EM Contractor confirming that the electric works have been completed in accordance with the EM Contract;

“Certificate of Incumbency and Authority”	a certificate provided to the Senior Lenders in the form of Schedule 1;

“Certificate of Provisional Acceptance”

collectively,

(i) a certificate from the Borrower to the Onshore E&I Contractor confirming that the “Aceptación Provisional de Parque Eólico”, as defined in the Onshore Erection and Installation Agreement, has occurred;

(ii) a certificate from the Borrower to the Offshore Turbine Supplier confirming the satisfactory delivery of all equipment pursuant to Section 6.5 of the Offshore TSA;

(iii) a certificate from the Borrower to the CW Contractor confirming that the “Recepción Provisoria”, as defined in the CW Contract, has occurred; and

(iv) a certificate from the Borrower to the EM Contractor confirming that the “Recepción Provisoria de la Obra”, as defined in the EM Contract, has occurred;

“Change in Corporate Form”	a change in corporate form of the Borrower from a sole shareholder corporation (sociedad anónima unipersonal) to a limited liability company (sociedad de responsabilidad limitada) made in accordance with the laws of the Country so long as such change in corporate form is filed for registration with the Registry of Commerce of the City of Buenos Aires on or prior to June 30, 2018;

“Charter”	with respect to the Borrower, the incorporation deed and bylaws, memorandum and articles of association or equivalent document;

“CIRFER”	has the meaning assigned to the term “Certificado de Inclusión en el Régimen de Fomento de Energías Renovables” in Decree No. 531/2016;

“Coercive Practice”	has the meaning assigned to it in Annex D;

“Collusive Practice”	has the meaning assigned to it in Annex D;

“Commercial Operations Date”	has the meaning assigned to the term “Fecha de Habilitación Comercial” in the PPA;

“Commitment”	with respect to any Senior Lender, at any time, the aggregate principal amount available for disbursement of its Senior Loan;

“Construction Contracts”	collectively, the EM Contract, the Turbine Contracts, the CW Contract, and the Coordination Agreement;

“Construction Milestone”

each of the following dates:

(i) for purposes of achieving the start of construction (Comienzo de Construcción) under the PPA, August 24, 2017;

(ii) for purposes of achieving financial close (Cierre Financiero) under the PPA, December 22, 2017;

(iii) for purposes of the acceptance of equipment (Llegada de Equipos) under the PPA, July 16, 2018; and

(iv) for purposes of achieving the Commercial Operations Date, October 4, 2018;

“Construction Schedule”	the construction schedule for the Project reflecting the date scheduled for the achievement of each Construction Milestone in accordance with the terms of the PPA;

“Contracted Capacity”	has the meaning assigned to the term “Potencia Contratada” in the PPA;

“Convertible Currencies”	has the meaning assigned to it in Section 2.18(b) (Application of Payments; Sharing);

“Coordination Agreement”	the offer letter entitled “Carta Oferta para Acuerdo de Coordinación” issued by the Onshore E&I Contractor and the Offshore Turbine Supplier dated December 27, 2016, and accepted by the Borrower on December 28, 2016;

“Corrupt Practice”	has the meaning assigned to it in Annex D;

“Country”	the Republic of Argentina;

“CP Administration Agreement”	the agreement between the Borrower and the Sponsor Guarantor for the rendering of administrative services for the Project;

“Credit Party”	collectively, the Borrower, the Sponsor and the Sponsor Guarantor;

“CW Contract”	the offer letter entitled “Carta Oferta Irrevocable para la Ejecución de la Obra Civil del Parque Eólico de Achiras” dated December 29, 2016, issued by the CW Contractor and accepted by the Borrower on December 30, 2016;

“CW Contractor”	Milicic S.A. or any other contractor acceptable to the Senior Lenders;

“CW Direct Agreement”	the agreement entitled “CW Direct Agreement” among the Borrower, the Onshore Collateral Agent and the CW Contractor relating to the CW Contract;

“Debt Service Reserve Account”	has the meaning assigned to that term in the Offshore Accounts Agreement;

“Debt to Equity Ratio”

on any determination date, the ratio of:

(i) the outstanding amount of the Senior Loans as of such date;

to

(ii) the aggregate of (a) the amount of Base Equity Contributions effectively made as of such date and (b) the amount of development costs acceptable to the Senior Lenders incurred and paid as of such date;

“Derivative Transaction”	any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Direct Agreements”	collectively, (i) the Omnibus Direct Agreement; (ii) the CW Direct Agreement; (iii) the EM Direct Agreement; (iv) the Supervision Direct Agreement; and (v) the Interconnection Direct Agreement;

“Disbursement”	any disbursement of the Senior Loans;

“Disbursement Request”	a request for Disbursement substantially in the form of Schedule 2;

“Disposition”	any transaction, or series of related transactions, pursuant to which the Borrower conveys, sells, leases or subleases, assigns, transfers or otherwise disposes of any Collateral, excluding (i) any disposal of the Interconnection Facilities or the Transmission Facilities in accordance with the Transaction Documents and (ii) any sales of inventory made in the ordinary course of business or expressly permitted pursuant to Section 5.02(o) (Asset Sales);

“Dollars” and “$”	the lawful currency of the United States of America;

“DSRA Required Balance”	has the meaning assigned to it in the Offshore Accounts Agreement;

“E&S Requirements”	collectively, the IFC Performance Standards and the IIC Environmental and Social Requirements;

“ECMA”	the agreement entitled “Environmental Consultant Monitoring Agreement” among the Environmental Consultant, the Borrower and the Senior Lenders;

“Electricity Market Administrator”	CAMMESA, in its capacity as administrator of the Argentine wholesale electricity market;

“EM Contract”	the offer letter entitled “Carta Oferta Irrevocable para la Ejecución de las Obras Eléctricas del Parque Eólico de Achiras” issued by the EM Contractor, dated February 13, 2017, and accepted by the Borrower on February 15, 2017;

“EM Contractor”	Codeler S.A. or any other contractor acceptable to the Senior Lenders;

“EM Direct Agreement”	the agreement entitled “EM Direct Agreement” among the Borrower, the Onshore Collateral Agent and the EM Contractor relating to the EM Contract;

“Emergency Expenditures”	any expenditure incurred by the Borrower in an aggregate amount not exceeding one hundred twenty-five thousand Dollars ($125,000) in any Financial Year that (i) is required to prevent or mitigate an emergency situation relating to the Project, (ii) is not reflected in the then-current Annual Budget, (iii) the Borrower reasonably determines in good faith is (a) necessary for the continued operation of the Project in accordance with prudent industry practice and (b) prudently incurred before the Borrower could reasonably obtain the approval from the Senior Lenders for a modification to the then-current Annual Budget, in relation thereto;

“ENRE”	the “Ente Nacional Regulador de Electricidad” of the Country or any successor entity;

“Environmental Consultant”	Caleb Gordon, or any other Person appointed by the Senior Lenders and the Borrower to act as the environmental consultant to the Senior Lenders for purposes of the Project;

“Equity Contributions”	has the meaning assigned to it in the Guarantee and Sponsor Support Agreement;

“EPEC”	the “Empresa Provincial de Energía de Córdoba” or any successor entity;

“Event of Default”	any one of the events specified in Section 6.02 (Events of Default);

“Existing Credit Facilities”	the loans made to the Borrower pursuant to (i) the credit agreement, dated as of November 10, 2017, among the Borrower and Galicia, (ii) the credit agreement, dated as of December 21, 2017, among the Borrower and Galicia, (iii) the credit agreement, dated as of December 22, 2017, among the Borrower and Galicia, and (iv) the credit agreement, dated as of January 15, 2018, among the Borrower and Galicia;

“Expropriation Event”	any Authority (i) condemns, nationalizes, seizes or otherwise expropriates (a) all or any material part of the property or other assets of any Person, (b) all or any part of the Share Capital of the Borrower owned by the Sponsor or (c) all or any part of the Share Capital of any Person if, as a result thereof, such Authority would own, directly or indirectly, more than fifty percent (50%) of the Share Capital of, or would control, the Borrower, (ii) assumes custody or control of the property or other assets or of the business or operations of any Person or of its Share Capital, or (iii) takes any action for the dissolution or disestablishment of any Person or any action that would prevent any Person or its officers from carrying on all or a substantial part of its business or operations;

“Extended Commercial Operations Long-stop Date”	if the Sponsor Guarantor has committed under Section 2.02(a) (PPA Delay Penalties) of the Guarantee and Sponsor Support Agreement, in form and substance satisfactory to the Senior Lenders, to make Equity Contributions to the Borrower to pay for PPA Delay Penalties accruing under the PPA up to a date falling after the Initial Commercial Operations Long-stop Date, such later date; provided that (i) such later date shall not fall after the date that is one hundred and eighty (180) days after the Scheduled Commercial Operations Date or (ii) if such later date falls after the date that is one hundred and eighty (180) days after the Scheduled Commercial Operations Date, (a) it shall have been approved by CAMMESA in writing, (b) it shall be acceptable to the Senior Lenders and (c) the Sponsor Guarantor shall have committed under Section 2.02(a) (PPA Delay Penalties) of the Guarantee and Sponsor Support Agreement, in form and substance satisfactory to the Senior Lenders, to make Equity Contributions to the Borrower to pay for PPA Delay Penalties accruing under the PPA up to such later date;

“Fee Letter”	the fee letter entered into between IIC and the Borrower on or about the date hereof;

“Finance Parties”	collectively, the Senior Lenders, the Offshore Collateral Agent, the Onshore Collateral Agent and the Onshore Trustee;

“Financial Debt”	any indebtedness of the Borrower for or in respect of:

(i) borrowed money;

(ii) the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, and bills or promissory notes drawn, accepted, endorsed or issued by the Borrower;

(iii) the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors within 90 days of the date they are incurred and which are not overdue);

(iv) non-contingent obligations of the Borrower to reimburse any other person for amounts paid by that person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of the Borrower with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors within 90 days of the date they are incurred and which are not overdue);

(v) the amount of any obligation in respect of any Financial Lease;

(vi) amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vii) the net payment obligations of the Borrower under any Derivative Transaction entered into in connection with the protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any Derivative Transaction, the mark to market value shall only be taken into account in the event that an actual amount is due as a result of the termination or close-out of that Derivative Transaction);

(viii) any premium payable on a mandatory redemption or replacement of any of the foregoing items; and

(ix) without double counting, the amount of any obligation in respect of any guarantee or indemnity for any of the foregoing items incurred by any other person;

“Financial Lease”	any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Model”	the Borrower’s financial projections for the Project, agreed between the Borrower and the Senior Lenders and consistent with the Financial Plan and the Project Costs Certificate, delivered in electronic form with its corresponding computer model and attached as Annex F (Financial Model), as such financial projections, Financial Plan and Project Costs may be revised from time to time pursuant to this Agreement, in each case using a methodology and assumptions acceptable to, and otherwise satisfactory in form and substance, to the Senior Lenders;

“Financial Plan”	the proposed sources and uses of financing for the Project as set out in Annex A (Project Description, Project Cost and Financial Plan);

“Financial Year”	the accounting year of the Borrower commencing each year on January 1 and ending on the following December 31, or such other period as the Borrower, with the consent of the Senior Lenders, from time to time designates as its accounting year;

“Financing Documents”	collectively, (i) this Agreement;

(ii) the Senior Loan Agreements;

(iii) the Guarantee and Sponsor Support Agreement;

(iv) the Security Documents;

(v) each Direct Agreement;

(vi) each Note; (vii) the Fee Letter;

(viii) each Monitoring Agreement;

(ix) the Intercreditor and Security Sharing Agreement; and

(x) the Galicia Intercreditor Agreement;

“First Repayment Date”	the Interest Payment Date falling on February 15, 2019;

“First Restricted Payment DSCR”

the ratio of:

(i) the aggregate for the four (4) financial quarters most recently ended prior to the relevant date of calculation of (A) Net Income, (B) Non-Cash Items, (C) the amount of all payments that were due during that period on account of interest and other charges on Financial Debt (to the extent included in Net Income) and (D) changes in Working Capital (related to changes in commercial receivable accounts, accounts payable and inventories provided that these changes are originated in transactions affecting positively or negatively Net Income and provided further without double counting any item already included in sub-clause (B));

to

(ii) the aggregate of (A) all scheduled payments that fell due during such period on account of interest and other charges and payments on the Senior Loans (excluding principal of the Senior Loans), (B) the first four (4) scheduled principal installments of the Senior Loans, and (C) without double counting any payments already counted in the preceding sub-clause (A) or (B), any payment that was made to any debt service account (other than (x) any payment made to any debt service accrual account in respect of the Senior Loans and (y) any payment in respect of the Galicia VAT Loan to the extent that any reimbursement of VAT received by the Borrower that is applicable to the repayment of the Galicia VAT Loan is not included in the numerator of this ratio) during such period under the terms of any agreement providing for Financial Debt;

“Fixed Rate Prepayment Fee”	has the meaning assigned to it in the IDB Group Loan Agreement;

“FODER”	the Fondo para el Desarrollo de las Energía Renovables established by law 27,719 of the Country;

“FODER Joinder Agreement”	the agreement entitled “Acuerdo de Adhesión e Incorporación al Fondo para el Desarrollo de Energías Renovables” dated May 18, 2017, among the Borrower, the MEM and the FODER Trustee, pursuant to which the Borrower becomes a beneficiary of the FODER;

“FODER Payment Guarantee Account”	has the meaning assigned to the term “Cuenta de Garantía de Pago” in the FODER Joinder Agreement;

“FODER Trustee”	Banco de Inversión y Comercio Exterior S.A., in its capacity as trustee of FODER;

“Fraudulent Practice”	has the meaning assigned to it in Annex D;

“Galicia”	Banco de Galicia y Buenos Aires S.A.;

“Galicia Intercreditor Agreement”	the agreement entitled “Galicia Intercreditor Agreement” among the Senior Lenders and Galicia in respect of intercreditor and security sharing matters;

“Galicia VAT Loan”	the loan made or to be made by Galicia to the Borrower under the Galicia VAT Loan Agreement or, as the context requires, its principal amount from time to time outstanding;

“Galicia VAT Loan Agreement”	the agreement entitled “Contrato de Préstamo Bancario (cartera comercial)” entered into between the Borrower and Galicia;

“Guarantee and Sponsor Support Agreement”	the agreement entitled “Guarantee and Sponsor Support Agreement” dated on or about the date hereof among the Borrower, the Sponsor Guarantor, the Sponsor and the Senior Lenders;

“Guaranteed Power Curve”	has the meaning assigned to the term Curva de Potencia Garantizada in the Offshore TSA;

“Guaranteed Sound Curve”	has the meaning assigned to the term Potencia Sonora Garantizada in the Offshore TSA;

“Historical Senior Debt Service Coverage Ratio”

the ratio of:

(i) the aggregate for the four (4) financial quarters most recently ended prior to the relevant date of calculation of (A) Net Income, (B) Non-Cash Items, (C) the amount of all payments that were due during that period on account of interest and other charges on Financial Debt (to the extent included in Net Income) and (D) changes in Working Capital (related to changes in commercial receivable accounts, accounts payable and inventories provided that these changes are originated in transactions affecting positively or negatively Net Income and provided further without double counting any item already included in sub-clause (B));

to

(ii) the aggregate of (A) all scheduled payments (including balloon payments) that fell due in the four (4) financial quarters most recently ended prior to the relevant date of calculation on account of principal, interest and other charges and payments on the Senior Loans (excluding voluntary and mandatory prepayments) and (B) without double counting any payments already counted in the preceding sub clause (A), any payment that was made to any debt service account (other than (x) any payment made to any debt service accrual account in respect of the Senior Loans and (y) any payment in respect of the Galicia VAT Loan to the extent that any reimbursement of VAT received by the Borrower that is applicable to the repayment of the Galicia VAT Loan is not included in the numerator of this ratio) during such period under the terms of any agreement providing for Financial Debt;

“ICMA”	the agreement entitled “Insurance Consultant Monitoring Agreement” dated on or about the date hereof among the Insurance Consultant, the Borrower and the Senior Lenders;

“IDB A Loan”	has the meaning assigned to it in the IDB Group Loan Agreement;

“IDB Group List of Sanctioned Firms”	the list of firms and individuals listed in, and accessible at: http://www.iadb.org/en/topics/ transparency/ integrity-at-the-idb-group/sanctioned-firms-and-individuals,1293.html or any successor website or location;

“IDB Group Loan”	has the meaning assigned to it in the IDB Group Loan Agreement;

“IDB Group Loan Agreement”	the agreement entitled “Loan Agreement” dated on or about the date hereof between the Borrower and IIC;

“IDB Members”	the member countries of IDB listed in Annex A (Member Countries of IDB and IIC) of the IDB Group Loan Agreement;

“IEMA”	the agreement entitled “Independent Engineer Monitoring Agreement” dated on or about the date hereof among the Independent Engineer, the Borrower and the Senior Lenders;

“IFC”	has the meaning specified in the preamble of this Agreement;

“IFC Loan”	the loan made or to be made by IFC to the Borrower under the IFC Loan Agreement or, as the context requires, its principal amount from time to time outstanding;

“IFC Loan Agreement”	the agreement entitled “Loan Agreement” dated on or about the date hereof between the Borrower and IFC as Senior Lender;

“IFC Performance Standards”	IFC’s Performance Standards on Social & Environmental Sustainability, dated January 1, 2012, copies of which have been delivered to and receipt of which has been acknowledged by the Borrower;

“IFRS”	the International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“IFRS Reconciliation”	a reconciliation, in form and substance satisfactory to the Senior Lenders, of the financial statements and financial calculations of the Borrower prepared in accordance with the Accounting Standards to IFRS, particularly as they relate to Sections 3.01(i) (Financial Statements), 4.02(i) (Disbursement Debt to Equity Ratio), 5.01(l) (Financial Ratios), 5.02(a) (Limitation on Restricted Payments), 5.03(a) (Quarterly Financial Statements and Reports) and 5.03(b) (Annual Financial Statements) hereof; provided that in the event that such reconciliation to IFRS is not in form and substance satisfactory to the Senior Lenders, the Borrower may deliver to the Senior Lenders, (i) an opinion of the Auditors certifying that there are no material differences to IFRS from such reconciliation or (ii) a revised reconciliation taking into account any material differences to IFRS as determined by the Auditors on a pro forma basis and confirmed by the Auditors;

“IIC A Loan”	has the meaning assigned to it in the IDB Group Loan Agreement;

“IIC Environmental and Social Requirements”	all requirements, conditions, standards, protections, obligations or performance with respect to environmental, social and health and safety matters applicable to the Project and required by the Applicable S&E Law, the Authorizations, the Action Plan, and the IIC Environmental and Social Standards and Guidelines;

“IIC Environmental and Social Standards and Guidelines”	sector-specific guidelines and performance standards that contain best environmental and social practices to be implemented by the Borrower in the design, construction, operation, and maintenance of all its facilities, plants, and equipment, pursuant to the Sustainability Policy and other guiding regulations and documents listed in the Action Plan;

“IIC Members”	the member countries of IIC listed in Annex A (Member Countries of IDB and IIC) of the IDB Group Loan Agreement;

“Inconvertibility Event”	has the meaning specified in Section 2.18(b) (Application of Payments; Sharing);

“Increased Costs”	the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, any Senior Lender (or any Participant, as applicable) in connection with the making or maintaining of its Senior Loan (or its Participation, as applicable) that result from:

(i) any enactment of any law or regulation or mandatory directive after the date of this Agreement or any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii) compliance with any request from, or requirement of, any central bank or other monetary or other Authority; which, in either case, after the date of this Agreement:

(A)   imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, that Senior Lender (or that Participant);

(B)   imposes a cost on that Senior Lender as a result of that Senior Lender having made its Senior Loan (or on that Participant as a result of that Participant having acquired its Participation) or reduces the rate of return on the overall capital of that Senior Lender (or that Participant) that it would have achieved, had that Senior Lender not made its Senior Loan (or that Participant not acquired its Participation);

(C)   changes the basis of taxation on payments received by that Senior Lender in respect of its Senior Loan (or by that Participant with respect to its Participation) (otherwise than by a change in taxation of the overall net income of that Senior Lender (or that Participant) imposed by the jurisdiction of its incorporation (or in which it books its Participation) or in any political subdivision of such jurisdiction); or

(D) imposes on that Senior Lender (or that Participant) any other condition regarding the making or maintaining of its Senior Loan (or its Participation);

but excluding any incremental costs of making or maintaining a Participation that are a direct result of that Participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that permanent office or establishment acquires that Participation;

“Increased Costs Certificate”	a certificate provided from time to time by a Senior Lender (based on a certificate to such Senior Lender from any Participant of such Senior Lender, if Increased Costs affect its Participation), to the Borrower with a copy to the other Senior Lenders, certifying:

(i) the circumstances giving rise to the Increased Costs;

(ii) that the costs of that Senior Lender (or that Participant) have increased or the rate of return of that Senior Lender (or that Participant) has been reduced;

(iii) that such Senior Lender (or that Participant) has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv) the amount of Increased Costs;

“Independent Engineer”	Mott MacDonald Limited, or any other Person appointed by the Senior Lenders and the Borrower to act as the independent engineer for purposes of the Project;

“Initial Commercial Operations Long-stop Date”	December 18, 2018;

“Insurance Consultant”	INDECS Consulting Ltd, or any other Person appointed by the Senior Lenders and the Borrower to act as the insurance consultant for purposes of the Project;

“Interconnection Agreement”	the agreement entitled “Convenio de Operación y Mantenimiento” to be entered into between the Borrower and the Transmission Contractor;

“Interconnection Direct Agreement”	the agreement entitled “Interconnection Direct Agreement” among the Borrower, the Onshore Collateral Agent and the Transmission Contractor relating to the Interconnection Agreement;

“Interconnection Facilities”	the substation related to the Project and the new switchyard to be installed on the Río Cuarto-Villa Mercedes 132 kW transmission line;

“Interconnection Studies”	the studies required by the Electricity Market Administrator, the ENRE, the EPEC or any other Authority in respect of the interconnection of the Project to the SADI pursuant to applicable law;

“Intercreditor and Security Sharing Agreement”	the agreement entitled “Intercreditor and Security Sharing Agreement” among the Senior Lenders the Offshore Collateral Agent and the Onshore Trustee in respect of intercreditor and security sharing matters;

“Interest Payment Date”	February 15, May 15, August 15 and November 15 in each year;

“Interest Period”	each period of three (3) months, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate”	in respect of any Senior Loan and for any Interest Period, the rate at which interest is payable on that Senior Loan during such Interest Period, determined in accordance with the Senior Loan Agreement under which that Senior Loan has been made;

“Internationally Recognized Sanctions Lists”	sanctions lists maintained by the Office of Foreign Assets Control (OFAC) of the United States Department of the Treasury, the United Kingdom of Great Britain and Northern Ireland, the United Nations and the European Union;

“Investment”

with respect to any Person:

(i) any direct or indirect advance, loan, account receivable, deposit or other extension of credit (including by means of any guarantee, indemnity or similar arrangement) other than (a) any advances to employees of such Person for moving, relocation and travel expenses in the ordinary course of business, (b) accounts receivables arising in the ordinary course of business or under a Transaction Document and (c) petty cash drawing account and similar expenditures in the ordinary course of business and advances to vendors, suppliers and trade creditors incurred in the ordinary course of business;

(ii) any capital contribution to any Person (by means of transfers of Property to others, payments for Property or services for the account or use of others, or otherwise); and

(iii) any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person or any equity rights with respect to such Person;

“Investment Report”	has the meaning assigned to the term “Informe Técnico-Contable de Inversiones” in the FODER Joinder Agreement;

“Land Contribution Agreement”	deed No. 249, dated May 16, 2017, entered into between the Sponsor and the Borrower, by means of which the Borrower acquired the title over the Real Estate Properties;

“Land Rights”	all land, rights, easements, usufruct rights, rights of way, use rights, lease rights, rights to use, rights to occupy, possession rights, rights of ingress and egress or other analogous rights relating to the Project, including any right of use (usufructo) over the land in which the Project is developed, and any right in respect of the Real Estate Properties, in each case required for the construction, operation and maintenance of the Project in accordance with the Project Documents;

“Liabilities”	the aggregate of all obligations (actual or contingent) of the Borrower to pay or repay money, including, without limitation:

(i) Financial Debt;

(ii) the amount of all liabilities of the Borrower under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii) taxes (included deferred taxes);

(iv) trade accounts incurred and payable in the ordinary course of business to trade creditors within 90 days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of the Borrower with respect to such trade accounts);

(v) accrued expenses, including wages and other amounts due to employees and other services providers;

(vi) the amount of all liabilities of the Borrower howsoever arising to redeem any of its shares; and

(vii) to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any person to the extent the Borrower guarantees them or otherwise obligates itself to pay them;

“Lien”	any mortgage, pledge, charge, assignment, hypothecation, encumbrance, usufruct, security interest, title retention, preferential right, in rem right, retention right, lease, option, precautionary measure, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Long-term Debt”	Financial Debt which final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);

“Make Whole Amount”	has the meaning assigned to it in the IFC Loan Agreement;

“Mandatory Reserve Accounts”	collectively, the Debt Service Reserve Account and the Working Capital Reserve Account;

“Material Adverse Effect”	a material adverse effect on:

(i) the business prospects, properties, operations or financial condition of the Borrower, the Sponsor or, until the Project Completion Date, the Sponsor Guarantor;

(ii) the implementation of the Project or the Financial Plan;

(iii) the ability of any Credit Party to comply with its obligations under any Transaction Document to which it is a party;

(iv) the rights or remedies of the Senior Lenders under any Financing Document;

(v) the validity or enforceability of any material provision of any Financing Document; or

(vi) the validity, enforceability, perfection or priority of the security interests created pursuant to and under the Security Documents;

“Material Project Documents”	collectively,

(i) the PPA;

(ii) the FODER Joinder Agreement;

(iii) the Interconnection Agreement;

(iv) each Construction Contract;

(v) the O&M Contract;

(vi) the Land Contribution Agreement;

(vii) the Supervision Agreement;

(viii) each Acceptable Replacement Material Project Document;

(ix) each other document, contract and agreement entered into by the Borrower in connection with the Project under which the Borrower could reasonably be expected to have aggregate obligations or liabilities, actual or contingent, in excess of one million Dollars ($1,000,000)
(or its equivalent in any other currency or currencies) or the breach or early termination of which could reasonably be expected to have a Material Adverse Effect;

“MEM”	the Ministerio de Energía y Minería of the Country or any other Authority succeeding to its functions and capacities from time to time;

“Monitoring Agreements”	collectively, the IEMA, the ICMA and the ECMA;

“Mortgage”	the mortgage deed entered into between the Borrower and the Onshore Collateral Agent in respect of the Real Estate Properties;

“MP”	the Ministerio de Producción de Argentina or any other Authority succeeding to its functions and capacities from time to time;

“MRA Required Balance”	collectively, the DSRA Required Balance and the WKRA Required Balance;

“National Component”	the percentage of national component (componente nacional) of the Project, calculated in accordance with Joint Resolution N° 123 of the MEM and Resolution N° 313 of the MP (i.e. 11.87%);

“Net Casualty Proceeds”	to the extent actually received by the Borrower for its own account, all amounts paid by any insurer under any insurance policy maintained pursuant to this Agreement (other than in respect of any business interruption coverage, delay in start-up coverage and any coverage related to third-party liability, worker’s compensation and employer’s liability) as a result of the occurrence of a casualty event that causes all or any portion of the Project or any other asset of the Borrower incorporated or intended to be incorporated into the Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever after deducting therefrom (i) all reasonable fees and expenses related thereto incurred by the Borrower; and (ii) the amount of taxes (if any) payable by the Borrower in connection with or as a result of such event;

“Net Disposal Proceeds”	after any Disposition, all amounts received (directly or indirectly) by the Borrower from time to time in connection with such Disposition (whether as initial consideration or through the payment of deferred consideration) after deducting therefrom (i) all reasonable fees and expenses related thereto incurred by the Borrower in connection therewith; and (ii) the amount of taxes (if any) payable by the Borrower in connection with or as a result of such event;

“Net Expropriation Proceeds”	to the extent actually received by the Borrower, all amounts paid by any Authority in compensation for or otherwise as a result of the occurrence of an Expropriation Event after deducting therefrom (i) all reasonable fees and expenses related thereto incurred by the Borrower in connection therewith; and (ii) the amount of taxes (if any) payable by the Borrower in connection with or as a result of such event;

“Net Income”	for any period, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) appearing in the financial statements for such period;

“Net Liquidated Damages Proceeds”	to the extent actually received by the Borrower or any Finance Party, all amounts relating to performance damages paid by or on behalf of the (i) Offshore Turbine Supplier under Sections 10 and 17.3.1 and Annex 18 of the Offshore TSA; (ii) Onshore E&I Contractor under Section 10 and Annex 18 of the Onshore Erection and Installation Agreement; (iii) EM Contractor under Section X of the EM Contract; and (iv) CW Contractor under Section X of the CW Contract, in each case, after deducting therefrom (A) all reasonable fees and expenses related thereto incurred by the Borrower; and (B) the amount of taxes (if any) payable by the Borrower in connection with or as a result of such event;

“Net Termination Proceeds”	to the extent actually received by the Borrower, all amounts paid as compensation as a result of the termination of any Material Project Document, including the Put Option Price and the Call Option Price after deducting therefrom (i) all reasonable fees and expenses related thereto incurred by the Borrower in connection therewith; and (ii) the amount of taxes (if any) payable by the Borrower in connection with or as a result of such event;

“Non-Cash Items”	for any period, the net aggregate amount (which may be a positive or negative number) of all non-cash “income” (as a negative item) and non-cash “expense” (as a positive item) items which (under accrual accounting) were added or subtracted in determining Net Income for such period; provided that “Non-Cash Items” include, without limitation, asset revaluations, depreciation, amortization, deferred taxes, and provisions for severance pay of staff and workers;

“Notes”	has the meaning assigned to it in clause (a) of Section 2.19 (Notes);

“O&M Contract”	the offer letter entitled “Carta Oferta de Servicios de Operación y Mantenimiento de Aerogeneradores AW125/3150 para el Parque Eólico de Achiras” issued by the O&M Contractor dated December 27, 2016, and accepted by the Borrower on December 28, 2016;

“O&M Contractor”	Nordex Windpower S.A. or any other contractor acceptable to the Senior Lenders;

“Obstructive Practice”	has the meaning assigned to it in Annex D;

“Offshore Accounts Agreement”	the agreement entitled “Offshore Accounts Agreement” among the Borrower, the Offshore Collateral Agent, the Onshore Trustee and the Offshore Account Bank relating to the establishment and operation of the Offshore Project Accounts;

“Offshore Accounts Bank”	Citibank, N.A. or any other bank acceptable to the Senior Lenders;

“Offshore Collateral Agent”	Citibank, N.A. or any other bank acceptable to the Senior Lenders;

“Offshore Collection Account”	has the meaning assigned to it in the Offshore Accounts Agreement;

“Offshore Construction Account”	has the meaning assigned to it in the Offshore Accounts Agreement;

“Offshore Project Accounts”	has the meaning assigned to it in the Offshore Accounts Agreement;

“Offshore TSA”	the offer letter entitled “Carta Oferta Offshore Consistente en la Fabricación y Suministro de Aerogeneradores AW125/3150 en Condiciones CIF Puerto de Argentina Incoterms 2010 para el Parque Eólico de Achiras” issued by the Offshore Turbine Supplier dated December 27, 2016, and accepted by the Borrower on December 28, 2016;

“Offshore Turbine Supplier”	Acciona Windpower, S.A.;

“Offtaker”	CAMMESA, in its capacity as offtaker under the PPA, or any successor offtaker appointed pursuant to Section 19.3 of the PPA;

“Omnibus Direct Agreement”	the agreement entitled “Omnibus Direct Agreement” entered into between, inter alios, the Borrower, the Offshore Turbine Supplier, the Onshore E&I Contractor, the O&M Contractor, the Senior Lenders and the Onshore Trustee relating to the Offshore TSA, the Onshore Erection and Installation Agreement, the Coordination Agreement and the O&M Contract;

“Onshore Account Bank”	La Sucursal de Citibank N.A., establecida en la República Argentina or any other bank acceptable to the Senior Lenders;

“Onshore Collateral Agent”	La Sucursal de Citibank N.A., establecida en la República Argentina or any other bank acceptable to the Senior Lenders;

“Onshore E&I Contractor”	Nordex Windpower, S.A.;

“Onshore Erection and Installation Agreement”	the offer letter entitled “Carta Oferta de Servicios Onshore Consistente en Transporte Interno, Instalación y Puesta en Marcha de Aerogeneradores AW125/3150 para el Parque Eólico de Achiras” issued by the Onshore E&I Contractor dated December 27, 2016, and accepted by the Borrower on December 28, 2016;

“Onshore Project Accounts”	the “Cuentas del Fideicomiso” and “Cuentas de Achiras” as those terms are defined in the Onshore Trust Agreement;

“Onshore Trust Agreement”	the agreement entitled “Contrato de Fideicomiso con Fines de Garantía” among, inter alios, the Borrower, the Senior Lenders and the Onshore Trustee relating to the creation of security interests in favor of the Onshore Trustee for the benefit of the Senior Lenders;

“Onshore Trustee”	La Sucursal de Citibank N.A., establecida en la República Argentina or any other trustee acceptable to the Senior Lenders;

“Participant”	with respect to any Senior Lender, any Person who acquires a Participation in the Senior Loan of such Senior Lender;

“Participation”	a participating interest in any Senior Loan, or as the context requires, in any Disbursement;

“Payment Account”	the account of each Senior Lender, as set forth in its respective Senior Loan Agreement to receive payment under the Financing Documents, as each such account may be modified from time to time;

“Performance Guaranteed Levels”	with respect to (i) the power curve performance test, the Guaranteed Power Curve and (ii) the sound power performance test, the Guaranteed Sound Power;

“Performance Tests”	the power curve and sound power tests to be conducted pursuant to Section 17.2 of the Offshore TSA and in accordance with Annexes 4 and 5 of the Offshore TSA;

“Permitted Intercompany Loans”	any loan or advance made by the Borrower to the Sponsor, or any Person who is incorporated or resides in the Country directly owning Share Capital of the Borrower that (i) is made with funds available for the making of Restricted Payments, (ii) does not impose any liability on the Borrower other than taxes due in connection with interest or other charges payable to the Borrower in connection therewith and for the payment of which the Borrower has established cash reserves acceptable to the Senior Lenders, and (iii) is made following the occurrence of the Change of Corporate Form;

“Permitted Investments”

as to any Person:

(i) with respect to Dollar-denominated investments:

(A)  securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition by such Person;

(B)  time deposits, certificates of deposit and banker’s acceptances of an international bank with an international rating (as most recently published) on its outstanding senior long-term unsecured and unguaranteed indebtedness of at least A- by Standard and Poor’s Ratings Services Inc., A3 by Moody’s Investors Service, that are puttable within or have maturities of not more than twelve (12) months from the date of acquisition by such Person;

(C)  securities and Letras del Tesoro del Gobierno Nacional (LETES) issued or directly and fully guaranteed or insured by the government of the Country having maturities of not more than twelve (12) months from the date of acquisition by such Person and having daily liquidity;

(D)  Investments in funds substantially all the assets of which are comprised of securities of the types described in subclauses (i)(A) and (i)(B) above;

(E)  United States Securities and Exchange Commission registered money market mutual funds conforming to Rule 2a-7 of the Investment Company Act of 1940 (17 C.F.R. § 270.2a-7) in effect in the United States of America, that invest primarily in securities of the types described in subclause (i)(A) above and repurchase obligations backed by those obligations; and

(F)  Investments in commercial paper maturing within two hundred and seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from Standard & Poor’s Ratings Group of A-, or from Moody’s Investor Services, Inc. of Prime-1; and

(ii) with respect to Peso denominated Investments:

(A)   securities and Letras del Banco Central (LEBACs) issued or directly and fully guaranteed or insured by the government or the Central Bank of the Country having maturities of not more than six (6) months from the date of acquisition by such Person;

(B)   time deposits of Acceptable Local Financial Institutions and branches of foreign banks in the Country having maturities of not more than six (6) months from the date of acquisition by such Person;

(C)   Investments in mutual funds regulated by Law No. 24.083 (as amended) and approved by the Comisión Nacional de Valores, redeemable within one day in which substantially all the assets are those described in (ii)(A) and (ii)(B) above; and

(D)   any other Investments in the Country that the Senior Lenders agree shall constitute a Permitted Investment;

“Permitted Liens”

collectively,

(i) the Security;

(ii) the naming of any Finance Party as loss payee under the Borrower’s insurance and reinsurance policies;

(iii) Liens over VAT receivables securing the Galicia VAT Loans and any amounts owed under the Galicia VAT Loan Agreement;

(iv) Liens arising from any tax, assessment or other governmental charge or other Lien arising by operation of law or in the ordinary course of the Borrower’s business in an aggregate amount not to exceed two hundred fifty thousand Dollars ($250,000), in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

(A)   those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Borrower; and

(B)   the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings;

(v) any banker’s right of set-off arising with respect to Financial Debt the Borrower is permitted to incur pursuant to Section 5.02(c) (Permitted Financial Debt);

(vi) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of the Borrower’s business;

(vii) Liens in favor of customs and revenue authorities to secure payment of custom duties in connection with the importation of goods in connection with the Project;

(viii) pledges or deposits under worker’s compensation, unemployment insurance and other similar social security legislation;

(ix) easements, rights of way and other encumbrances on title to real property that do not render title to the Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its intended purposes; and

(x) Liens to secure permitted obligations in respect of performance bids, trade contracts, leases, statutory obligations, surety and appeal bonds (whether in arbitration, judicial, administrative or tax procedures) and other obligations of a like nature incurred in the ordinary course of business to the extent such indebtedness is permitted Financial Debt pursuant to Section 5.02(c) (Permitted Financial Debt), including the PPA Performance Bond and, to the extent permitted under applicable law, any bond issued in favor of an Authority in connection with a request for the accelerated recovery of VAT refunds pursuant to Section 5.02(c)(vii) (Permitted Financial Debt) and any letter of credit issued in connection with the Financing Documents;

“Person”	any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Pesos” and “AR$”	the lawful currency of the Country;

“Potential Event of Default”	any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Power Curve Test”	has the meaning assigned to it in the Offshore TSA;

“PPA”	the agreement entitled “Contrato de Abastecimiento de Energía Eléctrica Renovable” dated May 18, 2017, between the Borrower and the Offtaker;

“PPA Delay Penalties”	has the meaning assigned to it in the Guarantee and Sponsor Support Agreement;

“PPA Financial Close”	has the meaning assigned to the term “Cierre Financiero” in the PPA;

“PPA Performance Bond”	the “Garantía de Cumplimiento de Contrato” dated May 12, 2017, delivered by the Borrower in connection with the PPA, and any further extension thereof pursuant to Section 13.1 of the PPA;

“Production Year”	has the meaning assigned to the term “Año de Producción” in the PPA;

“Prohibited Activities”	any of the activities listed on Annex E;

“Project”	the construction, equipping, placing into operation and maintenance of a 48MW wind power farm to be located in the city of Achiras, in the province of Cordoba, Argentina, including the construction of the Interconnection Facilities, the Transmission Facilities, and any related civil engineering works, as further described in Annex A;

“Project Accounts”	collectively, the Offshore Project Accounts and the Onshore Project Accounts;

“Project Completion Date”	the date on which each of the following requirements has been satisfied: (i) no Event of Default or Potential Event of Default has occurred and is continuing;

(ii) the Commercial Operations Date has occurred in respect of one hundred percent (100%) of the Contracted Capacity;

(iii) the Project has been constructed in accordance with the requirements of the PPA and either all punch list items under each Construction Contract have been completed or the following conditions have been satisfied: (A) such punch list items have been agreed to between the Borrower and each relevant contractor, (B) the payment obligations of the Borrower in connection with the completion of such punch list items do not exceed, in aggregate, one hundred thousand Dollars ($100,000) and (C) the Borrower has set aside adequate cash reserves for the payment of such punch list items;

(iv) the Borrower has issued the Certificate of Final Acceptance in accordance with the terms of each Construction Contract;

(v) all manuals, “as built” drawings, technical specifications and any other documentations required to perform operation and maintenance of the Project have been provided to the Borrower;

(vi) the facilities included in the Project have been operating normally for a period of at least nine (9) months following the Commercial Operations Date and immediately prior to the date on which the Project Completion Date is being requested, during which period (A) the Project has had an Availability greater than ninety-four percent (94%), (B) the Offtaker has paid in full all invoices no later than three (3) Business Days after the due date for payment thereof specified in the PPA and otherwise in accordance with the terms of the PPA and (C) either (1) dispatch constraints or curtailments on the Project’s energy production have not been greater than one percent (1%) as per the data calculated by the SCADA system of the Project or (2) if such dispatch constraints or curtailments have been greater than one percent (1%), the Projected Senior Debt Service Coverage Ratio, after giving effect to such dispatch constraints or curtailments, is at least 1.3:1.00;

(vii) either (A) the plant and the equipment comprised in the Project have passed all Performance Tests such that all the Performance Guaranteed Levels have been met or (B) if any Performance Test has not been passed or any Performance Guaranteed Level has not been met, all corresponding performance and/or delay liquidated damages payable to the Borrower have been paid in full or the Borrower is entitled to demand payment thereof by drawing under a liquid performance security instrument and any period for contesting the payment of such amounts has passed or been waived;

(viii) no significant underperformance has been observed in the Power Curve Test;

(ix) either (A) no Serial Defect has been identified in respect of the Project or (B) if a Serial Defect has been identified, the Borrower has (x) delivered an action plan to the Senior Lenders in respect of the proposed repair of such Serial Defect, in each case to the satisfaction of the Senior Lenders (acting in consultation with the Independent Engineer), which shall include, among other things, evidence of the warranties or the standby letters of credit required under the relevant Project Document in respect of such repair; and (y) to the extent the warranties and standby letters of credit do not cover the full cost of the proposed repair, the Sponsor Guarantor has undertaken pursuant to the Guarantee and Sponsor Support Agreement, to make Equity Contributions (other than Base Equity Contributions) to the Borrower in the amount necessary for the Borrower to pay for the cost of such repair not covered by such warranties and standby letters of credit;

(x) any prepayment of the Senior Loans required to be made pursuant to Section 2.07(d) (Mandatory Prepayment) has been made;

(xi) the Senior Lenders have received evidence in form and substance satisfactory to them that either (A) the Galicia VAT Loan and any obligation of the Borrower under the Galicia VAT Loan Agreement have been repaid in full or (B) the Sponsor Guarantor has undertaken, pursuant to Section 2.02(c)(VAT Liabilities) of the Guarantee and Sponsor Support Agreement, to make Equity Contributions (other than Base Equity Contributions) to the Borrower in the amount necessary for the Borrower to repay all amounts owed under the Galicia VAT Loan Agreement in full as they become due if such amounts are not paid by the Borrower pursuant to the Galicia VAT Loan Agreement or the Sponsor Guarantor pursuant to a guarantee of the obligations of the Borrower under the Galicia VAT Loan Agreement issued in favor of Galicia;

(xii) the Project has been constructed, completed, operated and commissioned in compliance with the E&S Requirements and the Action Plan to the satisfaction of the Senior Lenders, other than any non-compliance which has been notified to the Senior Lenders by the Borrower and which has been remedied to the satisfaction of the Senior Lenders;

(xiii) there are no pending claims against the Borrower or amounts due and payable by the Borrower under any Project Document (other than accrued PPA Delay Penalties) that remain unsatisfied or unpaid other than claims or amounts for which (A) the Borrower has set aside cash reserves acceptable to the Senior Lenders and deposited such amounts in the Project Completion Reserve Account or (B) the Sponsor Guarantor has undertaken, pursuant to the Guarantee and Sponsor Support Agreement, to make Equity Contributions (other than Base Equity Contributions) to the Borrower no later than five (5) Business Days prior to the date such amounts become due and payable and in the amount equal to such pending claim or amount due and payable under the relevant Project Document;

(xiv) all Authorizations specified in Annex B required to be obtained for the normal operation of the Project and the performance by the Borrower of its obligations under the Project Documents have been obtained and remain in full force and effect, and copies of such Authorizations have been delivered to the Senior Lenders;

(xv) the Borrower has, as of the proposed Project Completion Date, a cash balance (not including any amounts on deposit in the Mandatory Reserve Accounts) equal to at least one hundred twenty-five thousand Dollars ($125,000) (or its equivalent in any other currency or currencies);

(xvi) the MEM has approved the Investment Report in accordance with Section 5.2(a) of the FODER Joinder Agreement and, as of the proposed Project Completion Date, the Put Option Coverage Ratio, taking into account the Approved Book Value resulting from such Investment Report, is at least 1.30:1.00;

(xvii) the Borrower has paid in full the first principal installment of each Senior Loan from revenues received from the sale of power generated by the Project under the PPA;

(xviii) each Mandatory Reserve Account is fully funded to its MRA Required Balance in accordance with the Accounts Agreements;

(xix) the Project Completion DSCR is not less than 1.25:1.00;

(xx) the Borrower has delivered to the Senior Lenders a certificate confirming the satisfaction of each of the foregoing conditions;

(xxi) the Independent Engineer has delivered to the Senior Lenders a certificate confirming the satisfaction of the conditions specified in clauses (ii) to (x) and (xiii);

(xxii) the Auditors have delivered to the Senior Lenders a certificate confirming the satisfaction of the conditions specified in clauses (xv), (xvi), (xviii) and (xix); and

(xxiii) the Senior Lenders have delivered a certificate to the Borrower confirming the satisfaction of each of the foregoing conditions in form and substance satisfactory to them;

“Project Completion DSCR”

the ratio of:

(i) the aggregate, for the period of nine (9) calendar months starting on the first day of the month immediately following the Commercial Operations Date (or, if the Commercial Operations Date occurs on the first day of a month, starting on the Commercial Operations Date), and immediately preceding the date of calculation, of (A) Net Income, (B) Non-Cash Items, (C) the amount of all payments that were due during that period on account of interest and other charges on Financial Debt (to the extent included in Net Income) and (D) changes in Working Capital (related to changes in commercial receivable accounts, accounts payable and inventories provided that these changes are originated in transactions affecting positively or negatively Net Income and provided further without double counting any item already included in sub-clause (B));

to

(ii) the aggregate of (A) all scheduled payments that fell due during such period on account of interest and other charges and payments on the Senior Loans (excluding principal of the Senior Loans), (B) the first three (3) scheduled principal installments of the Senior Loans and (C) without double counting any payments already counted in the preceding sub-clause (A) or (B), any payment that was made to any debt service account (other than (x) any payment made to any debt service accrual account in respect of the Senior Loans and (y) any payment in respect of the Galicia VAT Loan to the extent that any reimbursement of VAT received by the Borrower that is applicable to the repayment of the Galicia VAT Loan is not included in the numerator of this ratio) during such period under the terms of any agreement providing for Financial Debt;

“Project Completion Long-stop Date”	May 31, 2020;

“Project Completion Reserve Account”	has the meaning assigned to that term in the Offshore Accounts Agreement;

“Project Cost Certificate”	the total estimated cost of the Project, as set forth in Annex A (Project Description, Project Cost and Financial Plan);

“Project Documents”	collectively,

(i) the Material Project Documents; and

(ii) all other documents, contracts or agreements executed by the Borrower subsequent to the date hereof and relating to the Project, including documents relevant to the construction, operation or maintenance of the Project or ownership or management of the Borrower;

“Projected Senior Debt Service Coverage Ratio”

the ratio of:

(i) the aggregate for any four (4) financial quarters of (A) projected Net Income during that period, (B) projected Non-Cash Items during that period, (C) the amount of all payments projected to fall due during that period on account of interest and other charges on Financial Debt (to the extent included in Net Income) and (D) projected changes in Working Capital during that period (related to changes in commercial receivable accounts, accounts payable and inventories provided that these changes are originated in transactions affecting positively or negatively Net Income and provided further without double counting any item already included in sub-clause (B));

to

(ii) the aggregate of (A) all scheduled payments (including balloon payments) projected to fall during that period on account of principal, interest and other payments and charges on the Senior Loans and (B) without double counting any payments already counted in the preceding sub clause (A), any payment that is scheduled to be made to any debt service account (other than (x) any payment that is scheduled to be made to any debt service accrual account in respect of the Senior Loans and (y) any payment in respect of the Galicia VAT Loan to the extent that any reimbursement of VAT received by the Borrower that is applicable to the repayment of the Galicia VAT Loan is not included in the numerator of this ratio) during such period under the terms of any agreement providing for Financial Debt;

where for the purposes of clause (ii) above:

(x) subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

(y) interest on Short-term Debt payable in the Financial Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“Prospective Debt Service Coverage Ratio”	the ratio of:

(i) the aggregate for the four (4) financial quarters most recently ended prior to the relevant date of calculation of (A) Net Income, (B) Non-Cash Items, (C) the amount of all payments that were due during that period on account of interest and other charges on Financial Debt (to the extent included in Net Income) and (D) changes in Working Capital (to the extent included in Net Income and without double counting any item already included in sub-clause (B));

to

(ii) the aggregate of (A) all scheduled payments (including balloon payments) that fall due in the four (4) financial quarters immediately following the end of the calculation period set forth in clause (i) above on account of principal, interest and other charges and payments of the Senior Loans and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment that is scheduled to be made to any debt service account (other than (x) any payment that is scheduled to be made to any debt service accrual account in respect of the Senior Loans and (y) any payment in respect of the Galicia VAT Loan to the extent that any reimbursement of VAT received by the Borrower that is applicable to the repayment of the Galicia VAT Loan is not included in the numerator of this ratio) during such period under the terms of any agreement providing for Financial Debt but excluding voluntary prepayments;

where for the purposes of clause (ii) above:

(x) subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

(y) interest on Short-term Debt payable in the Financial Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“Put Option Coverage Ratio”

as of any date of determination, the ratio of:

(i) the Approved Book Value as of such date, as adjusted annually as per the FODER Joinder Agreement;

to

(ii) the outstanding principal amount of the Senior Loans as of such date;

“Put Option Exercise Notice”	has the meaning assigned to the term “Notificación de Ejercicio de la Opción de Venta” in the FODER Joinder Agreement;

“Put Option Price”	has the meaning assigned to the term “Precio de Venta del Proyecto” in the FODER Joinder Agreement;

“Put Option Trigger Event”	has the meaning assigned to the term “Causal de Venta” in the FODER Joinder Agreement;

“Put Option Trigger Event Notice”	has the meaning assigned to the term “Notificación de Causal de Venta” in the FODER Joinder Agreement;

“Real Estate Properties”

the following real estate properties located within the Province of Córdoba:

(i) Lot 333-1274, identified under Cadastral Parcel ID No. 1274 and Registration No. 5377;

(ii) Lot 333-1277, identified under Cadastral Parcel ID No. 1277 and Registration No. 5376; and

(iii) Lot 333-1180, identified under Cadastral Parcel ID No. 1180 and Registration No. 9128;

“Relevant Change”	has the meaning assigned to that term in Section 2.17 (Illegality);

“Relevant Repayment Schedule”	with respect to each Senior Loan, has the meaning set forth in the Senior Loan Agreement relating to such Senior Loan;

“Relevant Spread”	with respect to each Senior Loan, has the meaning set forth in the Senior Loan Agreement relating to such Senior Loan;

“Replaced Note”	has the meaning assigned to that term in clause (e) of Section 2.19 (Notes);

“Restoration Plan”	a plan for the application of Net Casualty Proceeds to repair, restore or replace, or otherwise make good, any loss or damage caused by the event giving rise to such Net Casualty Proceeds, which plan shall include a schedule for the application of such Net Casualty Proceeds;

“Restricted Affiliate”	with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, the foregoing (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise; provided that the direct or indirect ownership of twenty-six percent (26%) or more of the voting Share Capital of a Person is deemed to constitute control of that Person, and “controlling” and “controlled” have corresponding meanings);

“Restricted Payment Account”	collectively or individually, as applicable, the Restricted Payment Account (as such term is defined in the Offshore Accounts Agreement) or the Cuenta de Pagos Restringidos (as such term is defined in the Onshore Trust Agreement);

“Restricted Payment Conditions”

with respect to any Restricted Payment,

(i) the Project Completion Date has occurred;

(ii) such Restricted Payment is made within thirty (30) days after an Interest Payment Date and in an amount not larger than the balance of the Restricted Payment Account as of such Interest Payment Date (after having completed all required waterfall transfers on such date in accordance with the Accounts Agreements);

(iii) such Restricted Payment is made from amounts held on deposit in the Restricted Payment Account and in compliance with the Accounts Agreements and applicable law;

(iv) in case of dividends, such Restricted Payment is made out of retained earnings;

(v) (A) in respect of the first Restricted Payment only, the First Restricted Payment DSCR is at least 1.25:1.00 and (B) in respect of all other Restricted Payments, the Historical Senior Debt Service Coverage Ratio is at least 1.20:1.00 and the Prospective Senior Debt Service Coverage Ratio is at least 1.20:1.00, in each case, as of the last day of the most recently completed financial quarter based on the financial statements in respect of such financial quarter and the previously completed three (3) quarters delivered pursuant to Section 5.03(a)(Quarterly Financial Statements and Reports);

(vi) no Event of Default or Potential Event of Default has occurred and is continuing or would result from the making of such Restricted Payment;

(vii) each Mandatory Reserve Account is funded to at least its MRA Required Balance in accordance with the terms of the Accounts Agreements;

(viii) after giving effect to such Restricted Payment, the cash available to the Borrower (excluding any amounts on deposit in the Mandatory Reserve Accounts) is equal to at least one hundred twenty-five thousand Dollars ($125,000);

(ix) no earlier than sixty (60) days and no later than fifteen (15) days prior to making the proposed Restricted Payment, the Borrower delivers to the Senior Lenders a certificate confirming satisfaction of the foregoing conditions, in the form attached as Schedule 6 (Form of Borrower Restricted Payment Certification); and

(x) the Senior Lenders have not objected in writing to the making of the proposed Restricted Payment before the proposed date for making thereof;

“Restricted Payments”

collectively,

(i) all dividends or distributions (whether in cash, property or obligations) on, other payments on account of, the setting apart of money for a sinking or other fund for, or the purchase, redemption, retirement or other acquisition of any portion of the Borrower’s Share Capital or any equity rights in respect of the Borrower, including without limitation, reimbursement of any payment received by the Borrower on account of a future subscription of Share Capital;

(ii) any payment (including without limitation any payment or prepayment of principal or interest), purchase, retirement or other acquisition of any Sponsor Party Subordinated Loans by or for the account of the Borrower;

(iii) the making of any Permitted Intercompany Loan;

(iv) any transfer of funds from the Restricted Payments Account to the Unrestricted Payment Account; and

(v) any other payment to the Sponsor, the Sponsor Guarantor or any Affiliate thereof, other than payments made pursuant to Section 2.02(a)(v) (PPA Delay Penalities) of the Guarantee and Sponsor Support Agreement, which shall not be considered a Restricted Payment;

“S&EA”	the social and environmental assessment, dated August 25, 2016, prepared by the Borrower in accordance with the E&S Requirements;

“S&E Management System”	the Borrower’s social and environmental management system enabling it to identify, assess and manage Project risks on an ongoing basis;

“SADI”	Sistema Argentino de Interconexión of the Country;

“Sanctionable Practice”	any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex D;

“Sanctions Lists”	collectively, the Internationally Recognized Sanctions Lists, the IDB Group List of Sanctioned Firms and Individuals and the World Bank Listing of Ineligible Firms & Individuals;

“SCADA”	with respect to the Project, the supervisory control and data acquisition system;

“Scheduled Commercial Operations Date”	October 4, 2018;

“Secured Parties”	collectively, the Senior Lenders, the Onshore Collateral Agent, the Onshore Trustee and the Offshore Collateral Agent;

“Security”	the security created by or pursuant to the Security Documents to secure all amounts owing by the Borrower to the Secured Parties under this Agreement and the other Financing Documents;

“Security Documents”	collectively,

(i) the Asset Pledge Agreement;

(ii) the Borrower Share Pledge Agreement;

(iii) the Accounts Agreements;

(iv) the Mortgage; and

(v) any reinsurance related security documents (if applicable);

“Senior Lenders”	has the meaning specified in the preamble of this Agreement;

“Senior Lenders’ Representative”	La Sucursal de Citibank N.A., establecida en la República Argentina in its capacity as “Representante de los Acreedores Garantizados” under the PPA;

“Senior Lenders’ Representative Appointment Notice”	has the meaning assigned to the term “Notificación de Designación del Representante de los Acreedores Garantizados” in the PPA;

“Senior Loan Agreements”	the IFC Loan Agreement and the IDB Group Loan Agreement;

“Senior Loans”	collectively, the IFC Loan and the IDB Group Loan;

“Serial Defect”	has the meaning assigned to the term “Defectos en Serie” in the Offshore TSA;

“Share Capital”	with respect to any Person, any and all capital stock of any class, shares of any class, interests, quotas, participations or ownership interests or rights in or other equivalents of any kind (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants, options, subscription bonus or other rights to purchase, subscribe for or acquire title to any of the foregoing;

“Short-term Debt”	all Financial Debt other than Long-term Debt;

“Sponsor”	CP Renovables S.A.;

“Sponsor Guarantor”	Central Puerto S.A.;

“Sponsor Party Subordinated Loans”	has the meaning assigned to that term in the Guarantee and Sponsor Support Agreement;

“Sponsor’s Shareholders Agreement”	the shareholders agreement entered into between the Sponsor Guarantor and Guillermo Pablo Reca, dated as of January 18, 2017;

“Subsidiary”	with respect to the Borrower, an Affiliate over 50% of whose capital is owned, directly or indirectly, by the Borrower;

“Sustainability Policy”	the IIC Environmental and Social Sustainability Policy (document CII/GP-16-7 http://www.iic.org/environmental-and-social-sustainability-policy.pdf);

“Supervision Agreement”	the agreement entitled “Acta Acuerdo – EPEC – CP Achiras S.A.U.” entered into between the Borrower and the Transmission Contractor, dated as of August 10th, 2017.

“Supervision Direct Agreement”	the agreement entitled “Supervision Direct Agreement” entered into between the Borrower, the Onshore Collateral Agent and the Transmission Contractor, relating to the Supervision Agreement.

“Tax Benefit”	in connection with the Borrower, any tax benefit such as VAT refund, accelerated depreciation, tax certificates or any other tax benefit that may be granted by any Authority of the Borrower listed in Schedule 13 (Tax Benefit);

“Taxes”	any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Termination Date”	has the meaning assigned to it in the Guarantee and Sponsor Support Agreement;

“Termination Event Notice”	has the meaning assigned to the term “Notificación de Causal de Rescisión” in the PPA;

“Termination Notice”	has the meaning assigned to the term “Notificación de Resición” in the PPA;

“Total Commitment”	the aggregate amount of the Commitments of all the Senior Lenders;

“Transaction Documents”	collectively, the Financing Documents and the Material Project Documents;

“Transmission Contractor”	EPEC or any other contractor acceptable to the Senior Lenders;

“Transmission Facilities”	the 16 Km 132kV transmission line connecting the Project Substation with the switchyard (Estación de Maniobra sobre la LAT 132 kV Río Cuarto - Villa Mercedes);

“Turbine Contracts”	collectively, the Onshore Erection and Installation Agreement and the Offshore TSA;

“Turbine Suppliers”	collectively, the Onshore E&I Contractor and the Offshore Turbine Supplier;

“Type Certificate”	a type certification in connection with the AW 125/3200 or AW125/3150 wind power turbines to be supplied and installed as part of the Project issued by a verification agent acceptable to the Senior Lenders;

“Unauthorized Share Transaction”	subject to Section 6.01 (Share Retention Undertaking) of the Guarantee and Sponsor Support Agreement, any share transfer (that is not a Permitted Transfer as defined in the Guarantee and Sponsor Support Agreement) that results in a Person holding directly or indirectly more than five percent 5% of the share capital of the Borrower;

“Unrestricted Payment Account”	has the meaning assigned to it in the Accounts Agreements;

“Upwind Array”	the erection of a wind turbine generator or any other structure of similar height that is located within twenty-five (25) rotor diameters (considering for such purpose the rotor diameters of the Wind Turbines) of a Wind Turbine measured from its center point of such wind turbine generator or structure and the center point of each Wind Turbine;

“Upwind Array Event”	an Upwind Array that could reasonably be expected to result in a net loss of power output of the Project of two percent (2%) or higher, as resulting from the Upwind Array Financial Model;

“Upwind Array Financial Model”	a Financial Model updated to reflect the adjusted power generation assumptions after giving effect to the impact of the Upwind Array on the power generation capacity of the Project;

“VAT Account”	the bank account established by the Borrower with the VAT Lender into which (i) all proceeds of disbursements from the Galicia VAT Loan will be deposited and (ii) all VAT-related rebates, refunds or reimbursements will be paid;

“Wind Turbine”	each wind turbine generator supplied under the Offshore TSA and forming part of the Project;

“Wind Turbine Nacelle Factory Acceptance Certificate”	has the meaning assigned to the term “Certificado de Fabricacion del Componente Principal” in the Offshore TSA;

“WKRA Required Balance”	has the meaning assigned to it in the Onshore Trust Agreement;

“Working Capital”	(i) assets of the Borrower treated as current assets under the Accounting Standards (excluding cash and cash equivalents (including Permitted Investments)) minus (ii) liabilities of the Borrower treated as current liabilities under the Accounting Standards (excluding principal (other than the current portion of the Senior Loans and all other long-term Financial Debt), interest, fees, costs and expenses with respect to the Senior Loans and all other long-term Financial Debt);

“Working Capital Reserve Account”	has the meaning assigned to it in the Onshore Trust Agreement;

“World Bank”	the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries; and

“World Bank Listing of Ineligible Firms & Individuals”	the list of firms and individuals listed in, and accessible at: http://web.worldbank.org/external/default/main?theSitePK=84266&contentMDK=64069844&menuPK=116730&pagePK=64148989&piPK=64148984 or any successor website or location.

Section 1.02. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Financing Document shall be made in accordance with the Accounting Standards together with the applicable IFRS Reconciliation (other than with respect to the calculation of the Project Completion DSCR and the Projected Senior Debt Service Coverage Ratio); and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly or annual financial statements which the Borrower is obligated to furnish to the Senior Lenders under Section 5.03(a) (Reporting Requirements; Quarterly Financial Statements and Reports), as applicable.

(b)    Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then those calculations may instead be made from the audited financial statements for such Financial Year.

Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:

(a)    headings are for convenience only and do not affect the interpretation of this Agreement;

(b)    words in the singular include the plural and vice versa;

(c)    a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)    a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e)    a reference to a party to any document or to any Authority includes that party’s or Authority’s successors and permitted assigns.

Section 1.04. Business Day Adjustment. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)    When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Section 1.05. Senior Loan Agreements. (a) This Agreement, including its definitions, conditions of disbursement, representations and warranties, covenants, events of default, principles of construction, rules of interpretation and its jurisdiction, governing law and notice provisions, is made a part of each of the Senior Loan Agreements.

(b)    Subject to paragraph (c) below of this Section 1.05:

(i)	this Agreement and the IFC Loan Agreement shall be read and construed together as one agreement; and

(ii)	this Agreement and the IDB Group Loan Agreement shall be read and construed together as one agreement.

(c)    If any provision of this Agreement conflicts with any provision of any Senior Loan Agreement, then the provisions of the relevant Senior Loan Agreement shall prevail.

Section 1.06. Rights and Obligations of Finance Parties. (a) The obligations of each Finance Party under the Financing Documents are several. Failure by a Finance Party to perform its obligations under the Financing Documents does not affect the obligations of any other Party under the Financing Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Financing Documents.

(b)     The rights of each Finance Party under or in connection with the Financing Documents are separate and independent rights and any debt arising under the Financing Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)    A Finance Party may, except as otherwise stated in the Financing Documents, separately enforce its rights under the Financing Documents.

(d)    Notwithstanding any term of any Financing Document, the consent of any Person who is not a party hereto is not required to rescind or vary this Agreement at any time.

ARTICLE II

Common Funding Provisions, Payments, Prepayments

Section 2.01. The Senior Loans.

(a) Subject to the provisions of this Agreement and the IFC Loan Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the IFC Loan.

(b)    Subject to the provisions of this Agreement and the IDB Group Loan Agreement, IIC agrees to lend, and the Borrower agrees to borrow, the IDB A Loan, the IIC A Loan and the C2F Loan.

Section 2.02. Disbursement Procedure. (a) The Borrower may request Disbursements by delivering to the Senior Lenders a Disbursement Request, at least ten (10) Business Days (or such other period as may be agreed between the Borrower and the Senior Lenders in writing) prior to the proposed date of Disbursement.

(b)    Subject to the requirements of Section 4.01 (Conditions of First Disbursement), Section 4.02 (Conditions of All Disbursements) and Section 4.03 (Borrower’s Certification), the Senior Lenders shall remit the amount specified in the Disbursement Request pursuant to the relevant Senior Loan Agreement. Each Disbursement shall be made pro rata among the Senior Loans, calculated on the basis of the Senior Lenders’ Commitments to the Total Commitment. Such calculation shall be made by the Senior Lenders.

(c)    Without limiting the procedures set forth in Section 2.02(b) above, (i) each Disbursement of the IFC Loan (other than the last one) shall be made in an aggregate amount of not less than five million Dollars ($5,000,000) and (ii) each Disbursement of the IDB A Loan (other than the last one) shall be made in an aggregate amount of not less than three million Dollars ($3,000,000).

(d)    The Borrower shall not (i) request a Disbursement more frequently than once every sixty (60) days and (ii) request more than four (4) Disbursements in the aggregate.

(e)    The Borrower shall deliver to the Senior Lenders a receipt, substantially in the form of Schedule 3, within five (5) Business Days following each Disbursement by any Senior Lender.

Section 2.03. Interest. (a) Subject to the provisions of Section 2.04 (Default Interest Rate), the Borrower shall pay interest on each Senior Loan on the Interest Payment Dates in accordance with the terms of this Agreement and the relevant Senior Loan Agreement pursuant to which that Senior Loan was made.

(b)    Interest on each Disbursement shall accrue from day to day, be prorated on the basis of a three hundred and sixty (360) day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Disbursement made less than ten (10) days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

Section 2.04. Default Interest Rate. (a) Without limiting the remedies available to each Finance Party under this Agreement, any other Financing Document or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) on any Senior Loan, any costs under Section 2.12 (Unwinding Costs), any Make Whole Amount or any other payment provided for under this Agreement or any other Financing Document when due as specified in this Agreement or the relevant Financing Document (whether at stated maturity or upon acceleration), the Borrower shall pay to the applicable Senior Lender interest on the amount of that payment due and unpaid in the terms and at the rate set forth in the relevant Senior Loan Agreement.

(b)    Interest at the rate referred to in Section 2.04(a) above shall accrue from the date on which payment of the relevant overdue amount became due until, but excluding, the date of actual payment of that amount (as well after as before judgment), and shall be payable by the Borrower on demand by the relevant Senior Lender or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05. Repayment. (a) Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay each Senior Loan in accordance with the terms of the Relevant Repayment Schedule and as otherwise set forth in the relevant Senior Loan Agreement.

(b)    Upon the Disbursement of any Senior Loan, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal as determined in accordance with Section 2.05(a) above in amounts which are pro rata to the amounts of the respective installments of such Senior Loan determined with respect thereto (with the Senior Lender of such Senior Loan adjusting those allocations as necessary so as to achieve whole numbers in each case).

(c)    Any principal amount of any Senior Loan repaid under this Agreement or the applicable Senior Loan Agreement may not be re-borrowed.

Section 2.06. Voluntary Prepayment. (a) Without prejudice to Section 2.11 (Increased Costs), Section 2.12 (Unwinding Costs), Section 2.15 (Taxes), Section 2.17 (Illegality), Section 5.04(d) (Insurance; Application of Proceeds) and subject to the terms of this Agreement and the Senior Loan Agreements, the Borrower may prepay on any Interest Payment Date occurring after the Project Completion Date all or any part of the Senior Loans, on not less than thirty (30) days prior notice to the Senior Lenders, but only if:

(i)

the Borrower simultaneously pays all accrued interest, fees and Increased Costs (if any) on the amount of the Senior Loans to be prepaid, including any Fixed Rate Prepayment Fee, any Make Whole Amount, breakage and redeployment costs incurred under each Senior Loan so prepaid and determined in accordance with the relevant Senior Loan Agreement, the prepayment premium specified in Section 2.06(b), and all other amounts then due and payable under this Agreement and the Senior Loan Agreements, including the amount payable under Section 2.12 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(ii)	for a partial prepayment, the prepayment of any Senior Loan is in an amount not less than five million Dollars ($5,000,000) or, if in excess of such amount, a whole multiple of one million Dollars ($1,000,000) in excess thereof; and

(iii)	if reasonably requested by any Senior Lender, the Borrower delivers to such Senior Lender, prior to the date of prepayment, evidence satisfactory to such Senior Lender that all necessary Authorizations with respect to the prepayment have been obtained.

(b)    On the date of any prepayment of the Senior Loans in accordance with this Section 2.06, other than in respect of a prepayment by the Borrower pursuant to Section 2.11(b) (Increased Costs), the Borrower shall pay a prepayment premium, in respect of each of the Senior Loans prepaid, consisting of an amount in Dollars for the relevant Senior Lender equal to the relevant percentage of the amount to be prepaid, such percentage being determined as follows:

(i)	one percent (1.00%) of the amount prepaid, if the prepayment is made at any time after the Project Completion Date and until (and including) the second anniversary of the First Repayment Date;

(ii)	one half of one percent (0.50%) of the amount prepaid, if the prepayment is made at any time, after the second anniversary of the First Repayment Date and until (and including) the third anniversary of the First Repayment Date; and

(iii)	no prepayment premium thereafter.

The determination by any Senior Lender of the prepayment premium applicable to its Senior Loan shall be final and conclusive and bind the Borrower (unless the Borrower shows, to the satisfaction of such Senior Lender, that such determination involved manifest error).

(c)    Amounts of principal prepaid under this Section shall:

(i)

first, be allocated and paid by the Borrower pro rata among the IFC Loan and the IDB Group Loan in proportion to their respective principal amounts outstanding, provided that, in the case of any prepayment when an Inconvertibility Event is continuing (and without prejudice to Section 2.18(e)(ii) (Application of Payments; Sharing)), the amount of the Senior Loan outstanding to an Affected Senior Lender shall be reduced by its pro rata share of the funds held in an escrow account in accordance with Section 2.18(c) (Application of Payments; Sharing) in respect of the principal of its Senior Loan calculated based on the proportion which the amounts owed to such Affected Senior Lender bears to the aggregate amount owed to the Affected Senior Lenders; and

(ii)	second, be applied by the Senior Lenders to all respective outstanding installments of principal of its Senior Loan in inverse order of maturity.

(d)    Upon delivery of a notice in accordance with Section 2.06(a) above, the Borrower shall make the prepayment in accordance with the terms of that notice.

(e)    Any principal amount of the Senior Loans prepaid under this Agreement may not be re-borrowed.

(f)    The Borrower shall not prepay or purchase all or any part of any Senior Loan unless the Borrower simultaneously prepays all other Senior Loans on a pro rata basis in accordance with the provisions of this Section 2.06.

Section 2.07. Mandatory Prepayment. (a) If it becomes unlawful for any Senior Lender to maintain or fund all or any portion of its Senior Loan, the Borrower shall, immediately following receipt of a notice from the Senior Lenders so indicating and requesting prepayment on that basis, prepay such Senior Loan in full or the portion of such Senior Loan affected in accordance with clause (a) of Section 2.17 (Illegality).

(b)    The Borrower shall prepay the Senior Loans concurrently with any prepayment of Long-Term Debt of the Borrower (excluding prepayment of any Sponsor Party Subordinated Loans or the Galicia VAT Loans), including any Senior Loan, pro rata with such other Long-Term Debt being prepaid.

(c)    If an Unauthorized Share Transaction occurs, the Borrower shall prepay the Senior Loans in full on the Interest Payment Date immediately falling after the occurrence of such Unauthorized Share Transaction.

(d)    If an Upwind Array Event occurs and, on the basis of the relevant Upwind Array Financial Model, the Projected Senior Debt Service Coverage Ratio for each subsequent period of four (4) financial quarters is not at least 1.30:1.00, then the Borrower shall, on each subsequent Interest Payment Date and after having made all transfers required to be made on such date in accordance with the Accounts Agreements, apply all amounts on deposit in the Restricted Payment Account to the prepayment of the Senior Loans in an amount necessary such that, after giving pro forma effect to such prepayment, the Projected Senior Debt Service Coverage Ratio as of each remaining period of four (4) financial quarters is at least 1.30:1.00.

(e)    To the extent received by the Borrower or by any Finance Party or on behalf of the Borrower (whether or not in the relevant Project Account), the Borrower shall apply to the prepayment of the Senior Loans:

(i)	on the Interest Payment Date immediately after receipt thereof, any Net Expropriation Proceeds;

(ii)	on the Interest Payment Date immediately after receipt thereof, any Net Termination Proceeds;

(iii)	on the Interest Payment Date immediately after receipt thereof, any Net Liquidated Damages Proceeds in the amount necessary such that, after giving pro forma effect to such prepayment, the Projected Senior Debt Service Coverage Ratio is at least 1.30:1.00;

(iv)	on the Interest Payment Date immediately after receipt thereof, subject to Section 5.02(o) (Negative Covenants; Asset Sales), any Net Disposal Proceeds in excess of two hundred fifty thousand Dollars ($250,000), individually or in the aggregate for each Financial Year, to the extent such proceeds are not effectively applied to replace the sold assets within nine (9) months after receipt of such proceeds with new or refurbished assets of equal or greater value than the sold assets; and

(v)	on the Interest Payment Date immediately after receipt thereof, any Net Casualty Proceeds in excess of one million Dollars ($1,000,000), except to the extent that:

(A) the PPA, any Authorization or applicable law requires such Net Casualty Proceeds to be applied to repair, restore or replace, or otherwise make good any loss or damage giving rise to such Net Casualty Proceeds; and

(B) no later than sixty (60) days from the receipt of such Net Casualty Proceeds in excess of one million Dollars ($1,000,000) the Borrower may deliver a Restoration Plan to the Senior Lenders. In such case, (x) if the Senior Lenders (in consultation with the Independent Engineer and the Insurance Consultant) do not reasonably object to such Restoration Plan within thirty (30) days from its delivery, such Net Casualty Proceeds may be applied in accordance with such Restoration Plan; provided that, if such Net Casualty Proceeds are not so applied in full, the Borrower shall apply the portion of such Net Casualty Proceeds not so applied (1) first, to prepay the Senior Loans in the amount necessary (if any) such that, after giving pro forma effect to such prepayment, the Projected Debt Service Coverage Ratio is 1.30:1.00 and (2) second, to the Offshore Construction Account, the Offshore Collection Account or the applicable Onshore Project Account, as applicable, for application in accordance with the Accounts Agreements and (y) within fifteen (15) days after completing the implementation of such Restoration Plan, the Borrower shall deliver a written certification to the Senior Lenders of whether all such Net Casualty Proceeds were applied in accordance with the Restoration Plan delivered to the Senior Lenders pursuant to clause (y) above.

(f)    If the Borrower fails to achieve a Historical Senior Debt Service Coverage Ratio of at least 1.20:1.00 during any eight (8) consecutive financial quarters occurring after the Commercial Operations Date, the Borrower shall prepay the Senior Loans on the Interest Payment Date falling immediately after the end of such period in an amount equal to the balance of the Restricted Payment Account as of such Interest Payment Date (after giving effect to all transfers to be made on such Interest Payment Date, if any).

(g)    Amounts received as partial prepayments under this Section shall:

(i)	first, be allocated and paid by the Borrower pro rata among the Senior Loans in proportion to their respective principal amounts outstanding, provided that, in the case of any prepayment when an Inconvertibility Event is continuing (and without prejudice to Section 2.18(e)(ii) (Application of Payments; Sharing)), the amount of the Senior Loan outstanding to an Affected Senior Lender shall be reduced by its pro rata share of the funds held in an escrow account in accordance with Section 2.18(c) (Application of Payments; Sharing) in respect of the principal of its Senior Loan calculated based on the proportion which the amounts owed to such Affected Senior Lender bears to the aggregate amount owed to all the Affected Senior Lenders; and

(ii)	second, be applied by the Senior Lenders to all the respective outstanding installments of principal of its Senior Loans, in inverse order of maturity, except that any amount received as partial prepayments made under Sections 2.07(d), 2.07(e)(iii), 2.07(e)(v)(B) and 2.07(f) shall be applied by the Senior Lenders to all the respective outstanding installments of principal of its Senior Loans on a pro rata basis.

(h)    Simultaneously with any prepayment under this Section 2.07, the Borrower shall pay all accrued interest, fees and Increased Costs (if any) on the amount of the Senior Loans to be prepaid, the Fixed Rate Prepayment Fee in respect of prepayments of the IIC A Loan and the C2F Loan, the Make Whole Amount in respect of prepayments of the IFC Loan, the breakage costs, if applicable, redeployment costs, and all other amounts then due and payable under this Agreement and the Senior Loan Agreements, including the amount payable under Section 2.12 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date.

(i)    Any principal amount of the Senior Loans prepaid under this Agreement may not be re-borrowed.

Section 2.08. Fees. The Borrower shall pay the fees payable to the Senior Lenders, as specified in the relevant Senior Loan Agreement, to such Senior Lender, at such times and in the manner specified in the relevant Senior Loan Agreement.

Section 2.09. Currency and Place of Payments. (a) This is an international loan transaction in which the specification of Dollars and the payment in Dollars in New York, New York in immediately available and freely transferable funds are of the essence and Dollars shall be the currency of payment and of account in all events. Except as provided in Section 2.09(d), the Borrower shall make all payments of principal, interest, fees, and any other amount due to the Senior Lenders under this Agreement and the other Financing Documents in Dollars, in same day funds, to each of the Senior Lenders for the account of such Senior Lender entitled thereto at the relevant Payment Account. Payments must be received in the relevant Payment Account no later than 1:00 p.m., New York time.

(b)    The tender or payment of any amount payable under this Agreement or any other Financing Document (whether or not by recovery under a judgment) to any Senior Lender in any currency other than Dollars for that Senior Lender shall not novate, discharge or satisfy the obligation of the Borrower to make payment to that Senior Lender, in Dollars, all amounts payable under this Agreement or the applicable Financing Document, except to the extent that (and as of the date when) that Senior Lender actually receives funds in Dollars in the account specified in, or pursuant to, the relevant Senior Loan Agreement.

(c)    The Borrower shall indemnify the Senior Lenders against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than Dollars or any place other than the account specified in, or pursuant to, the relevant Senior Loan Agreement. The Borrower shall, as a separate obligation, pay such additional amount to such Senior Lender as is necessary to enable that Senior Lender to receive, after conversion to Dollars at a market rate, and transfer to that account the full amount due to that Senior Lender under this Agreement or the relevant Financing Document in Dollars and in the account specified in, or pursuant to, the relevant Senior Loan Agreement.

(d)    Notwithstanding the provisions of Section 2.09(a) and Section 2.09(b) and any provisions of the Senior Loan Agreements, the Senior Lenders may require the Borrower by written notice to pay (or reimburse) that Senior Lender for any Taxes, fees, costs, expenses and other amounts payable under Section 2.15(a) (Taxes) and Section 2.16 (Expenses) in the currency in which they are payable, if other than Dollars, provided that only payments in freely convertible currencies may be made to the Senior Lenders.

(e)     Nothing in this Section shall be construed to entitle the Borrower to refuse to make any payment due hereunder in Dollars for any reason, including without limitation, in the event that (1) the purchase of Dollars by any means were to become more onerous or burdensome for the Borrower than as of the date hereof; or (2) any restrictions on foreign exchange transactions are enacted in the Country or by means of any laws or regulations other than the laws governing this Agreement; provided that the Borrower shall make all payments in accordance with Section 2.18(c) (Application of Payments; Sharing) during an Inconvertibility Event.

Section 2.10. Allocation of Partial Payments. If at any time any Senior Lender receives less than the full amount then due and payable to it under any of the Financing Documents, that Senior Lender may allocate and apply the amount received in any way or manner and for such purpose or purposes under the Financing Documents as that Senior Lender in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.11. Increased Costs. (a) On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which each of the Senior Lenders from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of that Senior Lender or each Participant thereof accrued and unpaid prior to that Interest Payment Date.

(b) If the Borrower is required to pay any Increased Costs pursuant to Section 2.11(a), it may prepay, in whole but not in part, the Senior Loan with respect to which the Increased Costs are incurred without penalty or premium (including any prepayment premium that would otherwise apply pursuant to Section 2.06(b) (Voluntary Prepayment)).

Section 2.12. Unwinding Costs. (a) If any Senior Lender (or any Participant) incurs any cost, expense or loss as a result of the Borrower:

(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)	failing to prepay in accordance with a notice of prepayment;

(iii)	prepaying all or any principal or interest of a Senior Loan on a date other than an Interest Payment Date;

(iv)	modifying the repayment schedule of a Senior Loan or any Disbursement, whether at the request of the Borrower or in connection with any rescheduling or restructuring of a Senior Loan; or

(v)	after acceleration of a Senior Loan, paying all or a portion of any principal or interest of that Senior Loan on a date other than an Interest Payment Date,

then the Borrower shall immediately pay to the applicable Senior Lender the amount that such Senior Lender from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.

(b)    For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of any Senior Loan, or any payment of all or part of any Senior Loan upon acceleration.

Section 2.13. Suspension or Cancellation by Senior Lenders. (a) The Senior Lenders may, by notice to the Borrower (other than in respect of sub-section (iii) whereby no notice shall be required and any such cancelation shall be automatic), suspend the right of the Borrower to request Disbursements or cancel the undisbursed portion of their respective Senior Loan in whole or in part:

(i)	if the first Disbursement has not been made by January 30, 2018, or such other date as the Borrower and the Senior Lenders may agree;

(ii)	if any Event of Default has occurred and is continuing; or

(iii)	on January 30, 2019.

(b)    Upon the giving of any such notice by any Senior Lender, the right of the Borrower to any further Disbursement from that Senior Lender shall be suspended or canceled, as the case may be. The exercise by any Senior Lender of its right of suspension shall not preclude that Senior Lender or any other Senior Lender from exercising its right of cancellation, either for the same or any other reason specified in Section 2.13(a), and shall not limit any other provision of this Agreement or any other Financing Document. Upon any cancellation by any Senior Lender, the Borrower shall, subject to paragraph (c) of this Section 2.13, pay to that Senior Lender all fees and other amounts accrued ((i) whether or not then due and payable and (ii) other than with respect to principal and interest) and under this Agreement and the Senior Loan Agreement to which that Senior Lender is a party up to the date of that cancellation.

(c)    In the case of partial cancellation of any Senior Loan pursuant to clause (a) of this Section 2.13, or Section 2.14(a) (Cancellation by the Borrower), interest on the amount then outstanding of that Senior Loan remains payable as provided in Section 2.03 (Interest).

Section 2.14. Cancellation by the Borrower. (a) The Borrower may, by notice to the Senior Lenders, irrevocably request the Senior Lenders to cancel in whole or in part, on a pro rata basis, the undisbursed portion of all of the Senior Loans on the date specified in that notice (which shall be a date not earlier than fifteen (15) days after the date of that notice).

(b)    The Senior Lenders shall, by notice to the Borrower, cancel the undisbursed portion of their respective Senior Loan in whole or in part, as applicable, effective as of that specified date if:

(i)	subject to Section 2.13(c) (Suspension or Cancellation by Senior Lenders), that Senior Lender has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement and the Senior Loan Agreement to which that Senior Lender is a party up to such specified date; and

(ii)	to the extent any amount of the Senior Loans is then outstanding, the Senior Lenders are reasonably satisfied that the Borrower has sufficient long-term funding available, on terms satisfactory to the Senior Lenders, to cause the Project Completion Date to occur on or before the Project Completion Long-stop Date.

(c)    Any portion of the Senior Loans that is cancelled under this Section 2.14 may not be reinstated or disbursed.

(d)    In the case of partial cancellation of any Senior Loan pursuant to this Section 2.14 or Section 2.13 (Suspension or Cancelation by Senior Lenders), the principal amount of the relevant Senior Loan set forth in Section 2.05(a) (Repayment) shall be reduced pro rata and in such event the repayment schedule set forth in Section 2.05(a) (Repayment) shall be adjusted accordingly.

Section 2.15. Taxes. (a) The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of any Senior Lender) on or in connection with the payment of any and all amounts due under this Agreement or any other Financing Document that are now or in the future levied or imposed by any Authority of the Country or any jurisdiction through or out of which a payment is made.

(b)    All payments of principal, interest, fees and other amounts due under this Agreement or any other Financing Document shall be made without deduction for or on account of any Taxes.

(c)    If the Borrower is prevented by operation of law or otherwise from making or causing to be made such payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement or, as the case may be, the relevant Financing Document shall be increased to such amount as may be necessary such that the applicable Senior Lender receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d)    If Section 2.15(c) applies and any Finance Party so requests, the Borrower shall deliver to the requesting Finance Party official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.

(e)    Section 2.15(a) and Section 2.15(b) do not apply to Taxes which directly result from a Participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that such permanent office or establishment acquires the relevant Participation.

Section 2.16. Expenses. (a) The Borrower shall pay or, as the case may be, reimburse each Finance Party or its assignees for any amount paid by them on account of all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Financing Documents and any other documents related to this Agreement or any other Financing Document.

(b)    The Borrower shall pay to the relevant Finance Party or directly to each consultant and/or advisor:

(i)	the fees and expenses of the Senior Lenders’ consultants incurred in connection with the investment by the Senior Lenders provided for under this Agreement and the other Financing Documents;

(ii)	the documented fees and expenses of (a) one firm of international transaction legal counsel and (b) one firm of local legal counsel in, respectively, New York, U.S.A. and the Country, acting on behalf of all of the Senior Lenders, incurred in connection with:

(A)	the preparation of the investment by the Senior Lenders provided for under this Agreement and any other Financing Document in accordance with the applicable retainer agreement;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Financing Documents and any other documents related to them in accordance with the applicable retainer agreement;

(C)	the giving of any legal opinions required by any Finance Party under this Agreement and any other Financing Document in accordance with the applicable retainer agreement;

(D)	the preparation of closing sets for each of the Senior Lenders in accordance with the applicable retainer agreement;

(E)	the administration by each Finance Party of the investment provided for in this Agreement and the other Financing Documents or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Financing Documents;

(F)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Senior Loans and their disbursement;

(G)	the release of the Security following repayment in full of the Senior Loans; and

(H)	the occurrence of any Event of Default or Potential Event of Default;

(iii)	the fees and expenses of the Senior Lenders’ technical consultants incurred in connection with monitoring of the Project in accordance with the applicable Monitoring Agreement; and

(iv)	the costs and expenses, including legal and other professional consultants’ fees on a full indemnity basis, incurred by each Finance Party in relation to (A) any amendment, supplement or modification to, or waiver under, any of the Financing Documents, or (B) efforts to enforce or protect its rights under any Financing Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default.

(c)    For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, it is hereby understood and agreed that any fees and expenses incurred by one or more Finance Parties will be paid in full by the Borrower to such Finance Party.

(d)    Unless an Event of Default has occurred and is continuing, the Senior Lenders shall consult with the Borrower prior to engaging any professional advisor.

Section 2.17. Illegality. If, after the date of this Agreement, the enactment of or any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful for any Senior Lender (or any Participant) to continue to maintain or to fund its Senior Loan (or its Participation):

(a)    the Borrower shall, upon request by the relevant Senior Lender, (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that such Senior Lender advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that portion of the Senior Loan the Senior Lender advises is so affected (or, as the case may be, that part of the Senior Loan that the relevant Senior Lender advises corresponds to that Participation);

(b)    concurrently with the prepayment of any part of any Senior Loan, the Borrower shall pay all accrued interest and Increased Costs (if any) on that part of the Senior Loan (and, if that prepayment is not made on an Interest Payment Date, any Fixed Rate Prepayment Fee (in respect of prepayments of the IIC A Loan and the C2F Loan), any Make Whole Amount (in respect of prepayments of the IFC Loan) and any amount payable in respect of the prepayment under Section 2.12 (Unwinding Costs));

(c)    the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of any Senior Lender’s request for prepayment, the Authorization referred to in Section 2.17(a) if any such Authorization is then required; and

(d)    the Borrower shall have no further right to disbursement of the undisbursed portion of that Senior Loan (or the part thereof that corresponds to that Participation) after it has received that Senior Lender’s request for prepayment under this Section.

Section 2.18.    Application of Payments; Sharing. (a) Each of the Senior Lenders agrees that, if it should receive any amount hereunder or under any other Financing Document (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Financing Documents, or otherwise), which, in any such case, is in excess of its pro rata share of payments obtained by all of the Senior Lenders hereunder or under any other Financing

Document, then that Senior Lender receiving such excess payment (except to the extent such payment is received in Convertible Currencies during any Inconvertibility Event, as described in Section 2.18(b), in which case such excess payment shall be remitted to the Borrower or as the relevant Senior Lender may otherwise determine) shall promptly distribute to all other Senior Lenders, the amount of such payment in excess of the amount that would have been received had such payment been a pro rata payment, and any accrued interest thereon; provided, however, that if at such time redistribution of such payment in such manner is inadvisable in the judgment of any Senior Lender, then at the request of that Senior Lender the Senior Lenders shall promptly consult with each other to determine whether there is a preferable manner to make equitable adjustments (including the purchase by that Senior Lender of Senior Loans held by the other Senior Lenders to the extent permitted by any applicable law and the Financing Documents) to permit all of the Senior Lenders to share such payment (net of expenses incurred by the recipient Senior Lender in obtaining or preserving such payment) pro rata. If any such redistributed or shared payment is thereafter rescinded or must otherwise be restored by the Senior Lender which first obtained it, each of the other Senior Lenders which shared the benefit of such payment shall return to that Senior Lender its portion of the payment so rescinded or required to be restored.

(b)    Notwithstanding anything to the contrary contained in this Agreement concerning the pro rata allocation of any payments received by or for the account of the Senior Lenders in accordance with this Agreement or any other Financing Document, none of the Senior Lenders shall have any obligation to share payments received by or for the account of that Senior Lender in freely convertible and transferable currencies (“Convertible Currencies”) under circumstances where there is an unavailability or shortage of foreign exchange in the Country or in the country through which a payment is to be made (each, an “Affected Country”) or there has occurred a general moratorium or general debt rescheduling with respect to indebtedness of entities in any Affected Country (“Inconvertibility Event”); and by reason of such circumstances any Authority of such Affected Country having the power to regulate foreign exchange has permitted the Borrower to convert the currency of the Affected Country (the “Affected Currency”) into, and/or transfer, Convertible Currencies in order to pay all or a portion of the obligations denominated in Convertible Currencies which are owed to that Senior Lender but has not permitted it to do so in order to pay some other portion of the obligations denominated in Convertible Currencies which are owed to that Senior Lender or to pay all or a portion of the obligations denominated in Convertible Currencies which are owed to the other Senior Lenders.

(c)    Subject to Section 2.18(d), during any Inconvertibility Event the Borrower shall pay all amounts due hereunder or under any other Financing Document to or for the joint and exclusive benefit of each Senior Lender that is not able to receive or obtain in the contractual place of payment Convertible Currencies in respect of Dollar denominated payment obligations of the Borrower hereunder or any other Financing Document (each such Senior Lender, an “Affected Senior Lender”) into one or more escrow accounts in the relevant Affected Country in the name of, or in trust for, or otherwise for the joint and exclusive benefit of, all Affected Senior Lenders (and on terms satisfactory to all such Affected Senior Lenders) in the Affected Currency or, if permitted, in Dollars, to be held in such escrow account until the Inconvertibility Event no longer exists, at which time all amounts held in such escrow accounts shall be converted into Dollars and paid to the Affected Senior Lenders and applied against amounts due hereunder or any other Financing Document and not paid by virtue of such Inconvertibility Event based on their pro rata shares of such amounts. If following conversion into Dollars the amount is greater than that required to pay all such amounts owing to the Affected Senior Lenders in respect of which such funds were originally credited to the escrow account, the balance shall be paid to the Borrower, and if the amount is less than required, then the unpaid balance shall be promptly paid by the Borrower, provided that, in either case, all the payments due to any Senior Lender pursuant to Section 2.18(b) have already been made.

(d)    To the extent that on any date when payments are due under this Agreement there is an Inconvertibility Event, payment by the Borrower of amounts contemplated under Section 2.18(b) above shall only be made contemporaneously with the payment to the escrow accounts referred to in Section 2.18(c) above in the Affected Currency, or, if permitted, in Dollars of the amount that cannot be paid to the Affected Senior Lenders on that date by virtue of the Inconvertibility Event (applying in relation to any payment in the Affected Currency to an escrow account an exchange rate equal to the Applicable Exchange Rate on the day prior to such payment), and, in the event that the Borrower has insufficient funds to make payment in full in accordance with Section 2.18(b) above and to the escrow accounts under Section 2.18(c) in accordance with the foregoing provisions of this Section 2.18(d), payments shall be made pro rata to such amounts owing to all Senior Lenders. For the avoidance of doubt, for the purposes of this Section 2.18(d), references to amounts “due” or “owing” on any date shall exclude amounts that fell due on an earlier date and cannot be paid by virtue of an Inconvertibility Event but in respect of which the Borrower has previously already paid the required amount into an escrow account as contemplated by Section 2.18(c), regardless of any intermediate exchange rate variation.

(e)    For the avoidance of doubt:

(i)	subject to the proviso of Section 2.18(c), the Affected Senior Lenders shall not be bound to share any amounts held in escrow accounts in the name of, in trust for, or otherwise for the joint benefit of, such Affected Senior Lenders with any Senior Lender which received payments for its account in freely convertible and transferable currencies in accordance with Section 2.18(b) above;

(ii)	neither the existence of an Inconvertibility Event nor any provision of this Section 2.18 shall in any way modify, vary or constitute a defense to the obligations of the Borrower to make payments in Dollars in full when due and payable under the Financing Documents in the required place of payment, whether or not the Borrower is subject to any Inconvertibility Event, and payment to the escrow account(s) shall not constitute payment for these purposes; and

(iii)	if while an Inconvertibility Event is continuing any Authority of any Affected Country having the power to regulate foreign exchange permits an Affected Senior Lender holding funds in an escrow account in accordance with Section 2.18(c) to convert the Affected Currency into, and/or transfer, Convertible Currencies outside such Affected Country, then such Affected Senior Lender shall be entitled to receive and convert and/or transfer its pro rata share of funds held in escrow accounts and the provisions of Section 2.18(b) shall apply thereto and, for the avoidance of doubt, any shortfall remaining after transfer and/or conversion shall remain due and owing from the Borrower.

Section 2.19.    Notes. (a) To further evidence its obligation to repay the Senior Loans, with interest accrued thereon, the Borrower shall issue and deliver to each Senior Lender, no later than two (2) Business Days prior to the date of each Disbursement, a non-negotiable promissory note (pagaré a la orden) issued by the Borrower and guaranteed (avalado) by the Sponsor and the Sponsor Guarantor in favor of the relevant Senior Lenders in a principal amount equal to the principal amount of the Disbursement requested from such Senior Lender, in each case, subject to the laws of the Country and substantially in the form of Schedule 12 (Form of Note) (collectively, the “Notes”).

(b)    Upon repayment in full of the principal and interest of its Senior Loan, the relevant Senior Lender shall return all Notes relating to such Senior Loan to the Borrower marked “Cancelled.”

(c)    Neither the execution, delivery or participation of any Note, or the commencement of any judicial enforcement proceeding or exercise of any other right or remedy in connection with any Note, nor the total or partial collection of any Note shall be deemed to be a waiver of any right of any Senior Lender under, or an amendment of any term or condition of, this Agreement, the Senior Loan Agreements or any other Financing Document, including with respect to the governing law thereof. The rights and claims of any Senior Lender under the Notes shall not replace or supersede any rights and claims of such Senior Lender under this Agreement and its Senior Loan Agreement; provided that payment of any part of the principal of any such Note and any payment of interest thereunder in accordance with the terms of this Agreement and its Senior Loan Agreement shall, to the extent that such payment would discharge the Borrower’s obligations under this Agreement and its Senior Loan Agreements in respect of the payment of the principal or interest of a Senior Loan evidenced by such Note, discharge such obligation pro tanto.

(d)    Upon receipt by the Borrower of a certificate of any Senior Lender as to the loss, theft, destruction or mutilation of any Note, the Borrower shall execute and deliver in lieu thereof a new Note on the same terms as the Note so replaced.

(e)    Upon receipt by the Borrower of a notice from any Senior Lender stating that a Senior Lender shall sell, transfer, assign or otherwise dispose of its rights or obligations under this Agreement or any other Financing Document in accordance with clause (b) of Section 7.07 (Successors and Assignees) and the applicable Senior Loan Agreement, and identifying the purchaser, assignee or transferee, the Borrower shall promptly execute new Notes in favor of such purchaser, assignee or transferee satisfactory to such Senior Lender to substitute for the Notes previously delivered to such Senior Lender (the “Replaced Notes”). The Senior Lender and the Borrower shall thereafter cooperate for the prompt and contemporaneous (i) delivery of the Replaced Notes to the Borrower for cancellation and (ii) delivery of the new Notes to the relevant Senior Lender in exchange for the Replaced Notes.

(g)    Upon the Termination Date, the Borrower may request for the replacement of the Notes that are guaranteed (avalados) by the Sponsor and the Sponsor Guarantor for new Notes, that are not guaranteed (avalados), (which shall be substantially in the form of Schedule 12 (Form of Note) and issued according to the terms of Section 2.19(a)) by the Borrower. Upon delivery of the new Notes by the Borrower, each Senior Lender shall return its original Notes guaranteed (avalados) by the Sponsor and the Sponsor Guarantor to the Borrower marked “Cancelled.”

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties. The Borrower represents and warrants to each Finance Party that:

(a)    Organization and Authority. The Borrower is a company duly incorporated and validly existing under the laws of the Country and has the corporate power to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document.

(b)    Validity. Each Transaction Document to which the Borrower is a party has been, or will be, duly authorized and executed by the Borrower and constitutes, or will when executed constitute, a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms and the Borrower is not, nor will it be, a party to any agreement other than the Transaction Documents, and none of the Material Project Documents has been since the date of this Agreement, or will be, amended or modified except as permitted under this Agreement.

(c)    No Conflict. Neither the making of any Transaction Document to which the Borrower is a party nor (when all the Authorizations referred to in Section 4.01(e) (Conditions of First Disbursement; Authorizations) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party or by which it is bound, or violate any of the terms or provisions of the Borrower’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to the Borrower.

(d)    Status of Authorizations.

(i)	The Authorizations specified in Annex B are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party;

(ii)	all Authorizations specified in Section (1) of Annex B have been obtained and are in full force and effect; and

(iii)	the Borrower has applied (or is making arrangements to apply) for all Authorizations specified in Section (2) of Annex B, and has no reason to believe that it will not obtain those Authorizations in a timely manner.

(e)    No Amendments to Charter.

(i)	As of the date hereof, the Borrower’s Charter has not been amended since October 24, 2016; and

(ii)	As of any date after the date hereof, any amendment to the Borrower’s Charter was permitted pursuant to this Agreement and a copy thereof has been provided to the Senior Lenders.

(f)    No Immunity. Neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document.

(g)    Disclosure. All documents, reports or other written information pertaining to the Borrower or the Project that have been furnished to any Senior Lender by or on behalf of the Borrower, including (i) any application to any Senior Lender for the extensions of credit provided for in the Financing Documents, (ii) the Financing Documents to which the Borrower is a party, including the exhibits and schedules attached thereto, and (iii) all other information relating to the Borrower or the Project provided by the Borrower to any Senior Lender (other than for projections and other forward-looking statements contained in forecasts and projections, which the Borrower believes to be reasonable), were and continue to be true and accurate in all material respects and do not contain any information which is misleading in any material respect nor do they omit any information the omission of which makes the information contained in it misleading in any material respect.

(h)    Financial Condition. Since December 31, 2016, the Borrower:

(i)	has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability; and

(ii)	has not undertaken or agreed to undertake any substantial obligation other than pursuant to the Transaction Documents.

(i)    Financial Statements. The financial statements of the Borrower for the period ending on December 31, 2016:

(i)	have been prepared in accordance with the Accounting Standards and give a true and fair view of the financial condition of the Borrower as of the date they were prepared and the results of the Borrower’s operations during the period then ended; and

(ii)	disclose all liabilities (contingent or otherwise) of the Borrower, the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements).

(j)    Subsidiaries. The Borrower has no Subsidiaries.

(k)    Project Documents. The Project Documents contain all rights necessary for the construction, ownership and operation of the Project and the conduct of the Borrower’s business and the Borrower has not agreed to or received notice of any amendment to, termination of or waiver of any requirement of any Material Project Document except in accordance with this Agreement.

(l)    Title to Assets and Permitted Liens.

(i)	The Borrower has good and marketable title to all of the assets purported to be owned by it, including the Real Estate Properties, and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for the Security;

(ii)	the Borrower has good and marketable title to the Real Estate Properties, free and clear of all Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for the Security;

(iii)	the provisions of the Security Documents are effective to create, in favor of the Finance Parties, legal, valid and enforceable Liens on or in all of the assets covered by the Security; and

(iv)	except for the notices to be delivered pursuant to Section 3.1(a), (c) and (f) of the Onshore Trust Agreement, all recordings and filings have been made in all public offices, all necessary consents have been obtained and all other action has been taken so that the Liens created by each Security Document constitute perfected Liens on the Security with the priority specified in the Security Documents.

(m)    Taxes. All tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld other than those presently payable without penalty or interest. It is not required to make any deduction for or on account of Taxes from any payment it may make under any Financing Document. Under the laws of the Country, other than the registration of the Onshore Trust Agreement, the Mortgage and the Asset Pledge Agreement before the relevant Authorities, it is not necessary that the Financing Documents be filed, recorded or registered with a court or any other authority or that any stamp, registration or similar tax be paid on or in relation to the Financing Documents or the transactions contemplated by the Financing Documents.

(n)    Litigation.

(i)	As of the date hereof, the Borrower is not engaged in or, to the best of its knowledge, threatened by, any litigation, arbitration, administrative proceedings, or criminal or regulatory investigation and, to the best of its knowledge after due inquiry, no judgment or order has been issued against it or any of its assets; and

(ii)	as of any date after the date hereof, the Borrower is not engaged in or, to the best of its knowledge, threatened by, proceedings, or criminal or regulatory investigation and, to the best of its knowledge after due inquiry, no judgment or order has been issued, in each case, which have had or may reasonably be expected to have, a Material Adverse Effect.

(o)    Compliance with Law. To the best of its knowledge after due inquiry, the Borrower is not in violation of any statute or regulation of any Authority.

(p)    Environmental Matters. As of the date of this Agreement, there are no social or environmental risks or issues in relation to the Project which have had or could reasonably be expected to have a Material Adverse Effect other than those identified by the S&EA, the Action Plan or otherwise disclosed to the Senior Lenders or the Environmental Consultant

(q)    Labor Matters. There are no ongoing or, to the best knowledge of the Borrower after due inquiry, threatened, strikes, slowdowns or work stoppages by employees of the Borrower.

(r)     Sanctionable Practices. Neither the Borrower, nor the Credit Parties, nor any of their Restricted Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.

(s)    UN Security Council Resolutions. The Borrower has neither entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter.

(t)    Pari Passu Ranking. The Borrower’s payment obligations under the Financing Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for the obligations mandatorily preferred by law.

(u)    Governing Law. The choice of New York law as the governing law of the Financing Documents which purport to be governed thereby will be recognized and enforced in the Country.

(v)    No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect.

Section 3.02. Reliance. The Borrower acknowledges that it makes the representations and warranties in Section 3.01 (Representations and Warranties) with the intention of inducing each of the Finance Parties to enter into this Agreement and each of the other Financing Documents to which it is a party and that each of the Finance Parties has entered into such documents on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

Section 4.01. Conditions of First Disbursement. The obligation of the Senior Lenders to make the first Disbursement is subject to the fulfillment, in form and substance satisfactory to the Senior Lenders, prior to delivery of the relevant Disbursement Request (or, in the case of the conditions set forth in Section 4.02(n) (Notes) and Section 4.01(f) (Legal Opinions), no later than two (2) Business Days prior to the proposed date for the first Disbursement) of the following conditions:

(a)    Transaction Documents. The Senior Lenders have received a copy of each Transaction Document (other than the Interconnection Agreement, the Interconnection Direct Agreement, the ECMA, the Asset Pledge Agreement, each document referred to clauses (viii) and (ix) of the definition of “Material Project Documents”, and each document referred to in clause (ii) of the definition of “Project Documents”), each in form and substance satisfactory to the Senior Lenders, which shall have been entered into by all parties to them and shall have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements).

(b)    Charter Amendments. The Senior Lenders have received a certificate, addressed to the Senior Lenders, confirming that no amendment has been made to the Borrower’s Charter since October 24, 2017, or if any such amendment was made, the Senior Lenders have received a copy of the Borrower’s amended Charter in form and substance satisfactory to the Senior Lenders.

(c)    Security. The Senior Lenders have received evidence that (i) the Security has been duly created and perfected as first priority security interests in all assets and rights subject to the Security Documents (other than with respect to the Wind Turbines and any other movable assets which shall be pledged in accordance with Section 5.01(k) (Security; Further Assurances)), (ii) all documents required to be filed, registered, notarized or recorded in order to create and perfect the Security as valid and enforceable first priority security interest in all assets and rights subject to the Security Documents (other than with respect to the Wind Turbines and any other movable assets which shall be pledged in accordance with Section 5.01(k) (Security; Further Assurances)) have been properly filed, registered, notarized or recorded in each office of each jurisdiction in which such filings, registrations, notarizations or recordations are required, and (iii) all fees required for or associated with such filing, registration, notarization or recordation have been duly paid.

(d)    Land Rights. The Senior Lenders have received evidence that (i) the Borrower has obtained all the Land Rights required for the Project including any right of way and other rights of use or access required for the construction, operation and maintenance of the Project; (ii) the Borrower has obtained all the rights of way and rights of access and any other Land Rights required for the access to the Interconnection Facilities and the Transmission Facilities (other than the agreements in respect of payments to the landowners over which the transmission line easements are imposed); (iii) the Borrower has acquired the Real Estate Properties by means of an assignment from the Sponsor pursuant to the Land Contribution Agreement; (iv) each document required for the perfection of such Land Rights (other than the agreements in respect of payments to the landowners over which the transmission line easements are imposed) have been properly filed, registered, notarized and/or recorded in each office of each jurisdiction in which such filings, registrations, notarizations or recordations are required; and (v) all fees or taxes required for or associated with any filing, registration, notarization or recordation necessary to perfect the Land Rights have been duly paid.

(e)    Authorizations. The Senior Lenders have received (i) evidence that all Authorizations listed in Section (1) and Section (2) of Annex B and such other Authorizations not listed in that Section (other than Authorizations that are of a routine nature and obtainable in the ordinary course of business) that may become necessary for:

(i)	the Senior Loans;

(ii)	the business of the Borrower as it is presently carried on and is contemplated to be carried on;

(iii)	the Project and the implementation of the Financial Plan;

(iv)	the due execution, delivery, validity and enforceability of, and performance by the Borrower of its obligations under, this Agreement and the other Transaction Documents and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

(v)	the remittance to each of the Finance Parties or their respective assigns in Dollars of all monies payable with respect to the Transaction Documents,

have been obtained and all those Authorizations are in full force and effect; and (ii) copies of all such Authorizations.

(f)    Legal Opinions. The Senior Lenders have received a legal opinion dated as of the first Disbursement date and addressed to them from: (i) Bruchou, Fernández, Madero & Lombardi, Argentine counsel to the Borrower; (ii) White & Case LLP, New York counsel to the Borrower; (iii) Perez, Alati, Grondona, Benites, Arntsen & Martínez de Hoz(h), Argentine counsel to the Senior Lenders; and (iv) Clifford Chance US LLP, New York counsel to the Senior Lenders.

(g)    Auditor’s Certificate. The Senior Lenders have received a certification from the Auditors, addressed to such Senior Lender, confirming that, as at a date no more than sixty (60) days prior to the date of first Disbursement, and based on a review of the Borrower’s financial statements, the Auditors have no reason to believe that the Borrower is in breach of the provisions of Section 5.01(d) (Affirmative Covenants; Accounting and Financial Management).

(h)    Insurance. The Senior Lenders have received copies of all insurance and reinsurance policies required to be obtained pursuant to Section 5.04 (Insurance) and Annex C prior to the date of first Disbursement, and a certification of the Borrower’s insurers or insurance agents, addressed to each of the Senior Lenders, confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid.

(i)    Fees. The Senior Lenders have received the fees which Section 2.08 (Fees) requires to be paid before the date of the first Disbursement or arrangements in form and substance satisfactory to the Senior Lenders have been made for the payment of such fees out of the proceeds of the first Disbursement.

(j)    Other Fees, Costs and Expenses. The Senior Lenders have received evidence satisfactory to them that all fees, costs and expenses due and payable to any Finance Party on or prior to the first Disbursement in accordance with the Financing Documents, including the invoiced fees and expenses of the Senior Lenders’ counsel as provided in Section 2.16(b)(ii) (Expenses), have been reimbursed or confirmation that those fees and expenses have been paid directly to that counsel or that arrangements to apply the requisite portion of the proceeds of the first Disbursement to the payment of such fees, costs and expenses have been made.

(k)    Authorization of Auditors. The Senior Lenders have received a copy of the authorization to the Auditors referred to in Section 5.01(e) (Affirmative Covenants; Auditors).

(l)    Incumbency. The Senior Lenders have received a Certificate of Incumbency and Authority from each Credit Party.

(m)    Appointment of Agent. The Senior Lenders have received evidence, substantially in the form of Schedule 4, of appointment by each Credit Party of an agent for service of process pursuant to Section 7.05 (Applicable Law and Jurisdiction), Section 12.10(e) (Applicable Law and Jurisdiction) of the Guarantee and Sponsor Support Agreement, Section 7.8 of the Offshore Accounts Agreement, and the corresponding provisions of the Senior Loan Agreements.

(n)    Environmental Matters. (i) The Borrower has completed an S&EA and delivered to the Senior Lenders the Action Plan, each in form and substance acceptable to the Senior Lenders, and (ii) the Borrower and the Senior Lenders have agreed on the form of Annual Monitoring Report, and (iii) the Borrower is implementing an S&E Management System acceptable to the Senior Lenders.

(o)    Base Equity Contributions. The Senior Lenders have received (i) bank statements, in form and substance satisfactory to them, demonstrating that Base Equity Contributions in an aggregate amount of no less than sixteen million two hundred thousand Dollars ($16,200,000) (or its equivalent in any other currency) have been made in the form of either (A) subscriptions and payments in cash for Share Capital of the Borrower, (B) non-interest bearing irrevocable shareholders’ advances (aportes irrevocables a cuenta de futuras suscripciones de acciones) or (C) Sponsor Party Subordinated Loans and (ii) a certificate from the Auditors confirming that Base Equity Contributions in an aggregate amount of no less than four million eight hundred thousand Dollars ($4,800,000) (or its equivalent in any other currency) have been made in the form of property contributed in-kind (aportes en especie) as adequately reflected in the books of account (registro contable) of the Borrower.

(p)    Project Accounts. The Senior Lenders have received evidence that each of the Project Accounts have been established pursuant to Section 5.01(m) (Project Accounts) and that the Borrower has no other accounts other than the Unrestricted Payment Account and the VAT Account.

(q)    Construction Budget and Schedule; Financial Model. The Senior Lenders have received and approved (i) the initial Annual Budget, (ii) the Construction Schedule and (iii) the Financial Model reflecting acceptable assumptions.

(r)    Reports. The following reports, each addressed to the Senior Lenders, have been received.

(i)	a report from the Independent Engineer with respect to the Project;

(ii)	a report from the Insurance Consultant with respect to the insurance and reinsurance requirements of the Project and the Borrower (including the insurance and reinsurance requirements set forth in Section 5.04 (Insurance) and Annex C);

(iii)	a report from the Environmental Consultant; and

(iv)	a legal due diligence report prepared by Perez, Alati, Grondona, Benites, Arntsen & Martínez de Hoz(h) with respect to those matters requested by the Senior Lenders to be covered by such report.

(s)    Interconnection Studies. The Senior Lenders have received evidence that (i) the Borrower has completed the Interconnection Studies and submitted those to the competent Authorities of the Country and (ii) the competent Authorities of the Country have approved the Interconnection Studies submitted by the Borrower.

(t)    Independent Engineer Certificate. The Senior Lenders have received a satisfactory written confirmation, from the Independent Engineer, certifying that: (i) the Wind Turbine Nacelle Factory Acceptance Certificate, in respect of the Wind Turbines scheduled to be delivered by the date of the first Disbursement in accordance with the Offshore TSA, has been issued and is satisfactory to it, (ii) Type Certificate has been issued and is satisfactory to it (iii) the transformer products warranties for the main transformer and medium voltage transformer have been issued and are satisfactory to it and (iv) the Financial Model adequately provides for the National Component committed by the Borrower.

(u)    Construction Contractor Performance Guarantees. The Senior Lenders have received evidence that (i) each Construction Contractor has delivered all standby letters of credit, performance bonds, guarantees or other securities required to be delivered under each of the relevant Construction Contracts and (ii) if given in favor of the Borrower, such standby letters of credit, performance bonds, guarantees or other securities have been assigned to the Offshore Collateral Agent in accordance with the Security Documents.

(v)    Tax Benefit. The Senior Lenders have received satisfactory evidence that the Borrower has obtained all Tax Benefits as confirmed by the Senior Lenders’ tax advisor.

(w)    PPA Financial Close. The Senior Lenders have received evidence that the Offtaker has acknowledged, in accordance with the terms of the PPA, that the PPA Financial Close has occurred.

(x)    FODER. The Senior Lenders have received evidence that:

(i)    the Borrower has delivered to the Offtaker and the FODER Trustee the Senior Lenders’ Representative Appointment Notice under the PPA;

(ii)    the FODER is funded with Acceptable FODER T-Bills for an amount that is at least equal to four billion four hundred ninety-eight million five hundred and forty-nine thousand Dollars ($4,498,549,000); and

(iii)    the FODER Payment Guarantee Account is funded with an amount that is at least equal to six billion Pesos (AR$6,000,000,000).

(y)    Sponsor’s Shareholders Agreement. The Senior Lenders have received a letter from the Sponsor Guarantor and Guillermo Pablo Reca, in form and substance satisfactory to the Senior Lenders, whereby they:

(i)    acknowledge that all of the Share Capital of the Borrower (whether owned by the Sponsor, the Sponsor Guarantor, Guillermo Pablo Reca, or any other Person) shall be subject to the Borrower Share Pledge Agreement as Security;

(ii)    certify that the execution of the Borrower Share Pledge Agreement shall not conflict with, and will not be subject to the terms and conditions of, the Sponsor’s Shareholders Agreement; and

(iii)    certify that any Person that eventually acquires ownership of the Share Capital (in the event that the Borrower Share Pledge Agreement is enforced) shall not be required to accede to the Sponsor’s Shareholders Agreement and shall not be bound by the terms and conditions of such agreement.

(z)    Repayment of the Existing Credit Facilities.

(i)    Evidence that:

(A)    all Financial Debt incurred under, or in connection with, the Existing Credit Facilities, has been fully repaid and discharged; or

(B)    the Borrower has made irrevocable arrangements to apply the proceeds of the first Disbursement to fully repay and discharge all Financial Debt incurred under, or in connection with, the Existing Credit Facilities, in which case the Borrower shall have delivered to the Senior Lenders, at least one Business Day prior to the proposed date for the first Disbursement, a certificate from its Auditors confirming that the proceeds of the Existing Credit Facilities were applied by the Borrower exclusively to the Project.

(ii)    A pay-off letter from Galicia, in form and substance reasonably satisfactory to the Senior Lenders (which shall provide evidence, inter alia, that all commitments under the Existing Credit Facilities have been irrevocably terminated), has been delivered to Bruchou, Fernández, Madero & Lombardi, counsel to Galicia, to be held in escrow and be released upon the first Disbursement.

(aa)    Amendment to the Offshore TSA. The Senior Lenders have received a copy of an amendment to the Offshore TSA in form and substance satisfactory to the Senior Lenders, which has been entered into by all parties to it and shall have become unconditional and fully effective in accordance with its terms.

Section 4.02. Conditions of All Disbursements. The obligation of the Senior Lenders to make any Disbursement, including the first Disbursement, is subject to each such Senior Lender being satisfied that the conditions set forth below in this Section 4.02 (and, in case of the first Disbursement, in Section 4.01 (Conditions of First Disbursement)) and in such Senior Lender’s Loan Agreement have been either fulfilled or waived by such Senior Lender, as the case may be, prior to delivery of the Disbursement Request (or, in the case of the conditions set forth in Sections 4.02(n) (Notes) and 4.02(g) (Subsequent Legal Opinions) (if required), no later than two (2) Business Days prior to the proposed date for such Disbursement). For the avoidance of doubt, it is hereby understood and agreed that each Senior Lender will make its own independent judgment as to whether all conditions to Disbursement under this Agreement and its Senior Loan Agreement have been fulfilled prior to making the relevant Disbursement.

(a)    No Default. No Event of Default and no Potential Event of Default has occurred and is continuing.

(b)    Use of Proceeds. The proceeds of that Disbursement:

(i)	are, at the date of the relevant request, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within three (3) months of that date;

(ii)	in the case of the IFC Loan, are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country; and

(iii)	in the case of the IIC A Loan, the IDB A Loan and the C2F Loan, are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not an IIC Member or an IDB Member or for goods produced in or services supplied from any such country.

(c)    No Material Adverse Effect. In the case of (i) the first Disbursement, since the date of this Agreement or (ii) each subsequent Disbursement, since the date of the previous Disbursement, nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect.

(d)    No Material Loss or Liability. Since the date of this Agreement, the Borrower has not incurred any material loss or liability except such liabilities (i) as may be incurred in accordance with Section 5.02 (Negative Covenants) or (ii) that is otherwise covered by an insurance policy, if such coverage has been acknowledged in writing by the relevant insurer or the relevant claim has been paid in full.

(e)    Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 3.01(c) (Representations and Warranties; No Conflict), without the words in parentheses) or, if stated to have been made as of an earlier date, were true and correct in all respects as of such date.

(f)    Fees, Costs and Expenses. Each of the Finance Parties has received the reimbursement of all fees, costs and expenses due and payable to that Finance Party on or prior to the relevant Disbursement in accordance with the Financing Documents, including the invoiced fees and expenses of the Senior Lenders’ counsel and consultants as provided in Section 2.16(b)(ii) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel or that arrangements to apply the requisite portion of the proceeds of the first Disbursement to the payment of such fees have been made from the relevant Project Account.

(g)    Subsequent Legal Opinions. To the extent reasonably requested by any Senior Lender, the Senior Lenders have received, in form and substance satisfactory to such Senior Lender, a legal opinion or opinions with respect to matters arising after the date of the prior Disbursement and relating to such Disbursement that have not been covered or addressed in an earlier opinion.

(h)    Disbursement Debt to Equity Ratio. The Senior Lenders have received a certificate from the chief financial officer of the Borrower certifying that, after taking into account the amount of the requested Disbursement, the Debt to Equity Ratio does not exceed 70:30.

(i)    Pro Rata Disbursement. Such Disbursement is made pro rata with the Disbursement of each of the other Senior Loans.

(j)    Project Cost Certificate. The Senior Lenders have received an updated Project Costs Certificate, certified by the Independent Engineer.

(k)    Environmental Matters. The Borrower is in compliance in all material respects with the E&S Requirements and the Action Plan.

(l)    Independent Engineer Disbursement Certificate. The Senior Lenders have received a certificate from the Independent Engineer substantially in the form of Schedule 11 (Form of Independent Engineer’s Disbursement Certificate), including a confirmation certifying that the Wind Turbine Nacelle Factory Acceptance Certificate, in respect of the Wind Turbines scheduled to be delivered by the date of the relevant Disbursement in accordance with the Offshore TSA, has been issued and is satisfactory to it.

(m)    Notes. With respect to any Disbursement, the Borrower shall have delivered (i) duly executed Notes to each Senior Lender in accordance with Section 2.19 (Notes) and (ii) notarized evidence of the identity and capacity of the Authorized Representative of the Borrower who executed such Notes.

(n)    Other Conditions. With respect to any Senior Lender, any other conditions for such Disbursement specified in its Senior Loan Agreement have been satisfied or waived by such Senior Lender as required thereunder.

Section 4.03. Borrower’s Certification. The Borrower shall deliver to the Senior Lenders with respect to each request for Disbursement, certifications, in the form included in Schedule 2, relating to the conditions specified in Section 4.01(Conditions of First Disbursement), in respect of the first Disbursement only and in Section 4.02 (Conditions of All

Disbursements) (other than the condition in Section 4.02(g) (Conditions of All Disbursements; Subsequent Legal Opinions) expressed to be effective as of the date of that certification and of that Disbursement, and in the case of Section 4.02(d) (Conditions of All Disbursements; No Material Loss or Liability), also certified by the Auditors if any Senior Lender so requires.

Section 4.04. Conditions for Senior Lenders’ Benefit. The conditions in Section 4.01 through Section 4.03 are for the benefit of the Senior Lenders and may be waived only by the Senior Lenders.

ARTICLE V

Particular Covenants

Section 5.01. Affirmative Covenants. Unless the Senior Lenders otherwise agree in writing, the Borrower shall:

(a)    Corporate Existence; Conduct of Business. Maintain its corporate existence, comply with its Charter, and implement the Project and conduct its business in accordance with prudent industry practices.

(b)    Use of Proceeds. Cause the financing specified in the Financial Plan to be applied:

(i)	first, towards repaying and discharging in full all Financial Debt incurred under, or in connection with, the Existing Credit Facilities, together with all fees, prepayment premiums, accrued and unpaid interest and breakage costs and other amounts owing thereunder that are due and payable (if any), but only to the extent the proceeds of the Existing Credit Facilities were applied by the Borrower exclusively to the Project; and

(ii)	then, exclusively to the Project.

(c)    Compliance with Laws; Taxes.

(i)	Conduct its business in compliance with all requirements of applicable law in all material respects; and

(ii)	file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it, except to the extent any such Taxes are being diligently contested by appropriate proceedings in good faith, adequately disclosed and with respect to which adequate reserves have been established on the books of the Borrower in accordance with the Accounting Standards.

(d)    Accounting and Financial Management. Promptly install and maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of the Borrower and the results of its operations in conformity with the Accounting Standards.

(e)    Auditors.

(i)	Appoint and maintain at all times a firm of internationally recognized independent public accountants acceptable to the Senior Lenders as Auditors of the Borrower;

(ii)	irrevocably authorize, in the form of Schedule 5, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with the Senior Lenders at any time regarding the Borrower’s financial statements (both audited and unaudited), accounts and operations, and provide to the Senior Lenders a copy of that authorization; provided that, if any Senior Lender communicates with the Auditors in writing, such Senior Lender shall, within a reasonable time thereafter, provide a copy of such communication to the Borrower; and

(iii)	no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to the Senior Lenders.

(f)    Access. Upon any request from any Finance Party or any Senior Lender, and with reasonable prior notice to the Borrower, permit representatives of the Senior Lenders and the Senior Lenders, during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Borrower is conducted, including the site where the Project is located;

(ii)	inspect any of the Borrower’s sites, facilities, plants and equipment, including the site where the Project is located;

(iii)	have access to the Borrower’s books of accounts and all records; and

(iv)	have access to those employees, agents, contractors and subcontractors of the Borrower who have or may have knowledge of matters with respect to which any Finance Party seeks information;

provided that prior notice shall not be necessary if an Event of Default or Potential Event of Default has occurred and is continuing or if special circumstances so require.

(g)    Environmental and Social Matters. Ensure that the design, construction, operation, maintenance, management and monitoring of the Project’s sites, plants, equipment, operations and facilities are undertaken in compliance with the Action Plan and the E&S Requirements.

(h)    Review of Annual Monitoring Report. Periodically review the form of the Annual Monitoring Report and advise the Senior Lenders as to whether any revision of the form is necessary or appropriate in light of changes to the Borrower’s business or operations, or in light of environmental or social risks identified by the Borrower’s S&E Management System, and revise the form as agreed with the Senior Lenders.

(i)    S&E Management System. Use all reasonable efforts to ensure the implementation of the S&E Management System.

(j)    Authorizations.

(i)	Obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for the implementation of the Project, the carrying out of the Borrower’s business and operations generally and the compliance by the Borrower with all its obligations under the Transaction Documents; and

(ii)	comply with all the conditions and restrictions contained in, or imposed on the Borrower by, those Authorizations.

(k)    Security; Further Assurances.

(i)	Within the ten (10) Business Days after last Wind Turbine is delivered to the Project Site in accordance with the Offshore TSA, deliver (A) a copy of the Asset Pledge Agreement, in form and substance satisfactory to the Senior Lenders, which shall have been entered into by all parties to it and shall have become unconditional and fully effective in accordance with its terms, and (B) evidence, in form and substance satisfactory to the Senior Lenders, of the filing for registration and recordation of the Asset Pledge Agreement as a first priority interest in all moveable assets at the Project site.

(ii)	On the earlier of: (A) the date that is forty-five (45) days after the date in which the filing for registration of the Asset Pledge Agreement is made, and (B) March 31, 2018, deliver evidence, in form and substance satisfactory to the Senior Lenders, of the registration and recordation of the Asset Pledge Agreement as a first priority interest in all moveable assets at the Project site.

(iii)	Take all necessary action so that the Liens created or purported to be created by each Security Document constitute perfected first priority Liens on the Security.

(iv)	From time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by any Finance Party for perfecting or maintaining in full force and effect the Security or for re-registering the Security or otherwise and, if necessary, create and perfect additional Security, to enable the Borrower to comply with its obligations under the Transaction Documents.

(l)    Financial Ratios. Maintain, at all times after the Commercial Operations Date, a Historical Senior Debt Service Coverage Ratio of at least 1.05:1.00.

(m)    Project Accounts.

(i)    Open and maintain the Project Accounts; and

(ii)	maintain the Debt Service Reserve Account funded to the DSRA Required Balance.

(n)    Pari Passu. Take such action as may be necessary to ensure that, at all times, the Senior Loans are direct, general, unconditional, unsubordinated and secured obligations that rank senior in priority of payment to all unsecured obligations of the Borrower, except for any exceptions established by applicable law.

(o)    Sponsor Party Subordinated Loans. From time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by any Finance Party to ensure that the Sponsor Party Subordinated Loans remain subordinated to the Senior Loans.

(p)    Material Project Documents.

(i)	Preserve, protect and enforce all of its material rights under the Material Project Documents to which it is a party, including by asserting a claim under the FODER Joinder Agreement for non-payment by the Offtaker of amounts due under the PPA;

(ii)	No later than ninety (90) days after the first Disbursement, either (A) deliver a copy of the CP Administration Agreement, in form and substance satisfactory to the Senior Lenders and the Independent Engineer, which shall have been entered into by all parties to it and shall have become unconditional and fully effective in accordance with its terms, or (B) make arrangements for the administration of the Project, which shall be in form and substance satisfactory to the Senior Lenders and the Independent Engineer; and

(iii)	no later than ninety (90) days prior to the scheduled expiration of, respectively, the O&M Contract and the CP Administration Agreement (if any) either (A) enter into an amendment thereof by means of which the term of such agreements are extended to a date falling after the scheduled maturity date of the Senior Loans; or (B) enter into an Acceptable Replacement Material Project Document in respect thereto.

(q)    Preservation of Assets. Maintain and preserve all assets that are necessary for the carrying out of the Project, in accordance with prudent industry practice, in good working order and condition, ordinary wear and tear excepted; provided that the Borrower may dispose of the Interconnection Facilities and the Transmission Facilities in accordance with the Material Project Documents and/or applicable law.

(r)    Preservation of Land Rights. (i) Maintain and preserve all of the Land Rights required for the Project, and (ii) obtain all the electrical transmission line easements required for the access to the Interconnection Facilities and the Transmission Facilities prior to the Commercial Operations Date.

(s)    ECMA; Interconnection Agreement; Interconnection Direct Agreement.

(i)	No later than January 15, 2018, deliver a copy of the ECMA in form and substance satisfactory to the Senior Lenders, which shall have been entered into by all parties to it and shall have become unconditional and fully effective in accordance with its terms.

(ii)	No later than October 4, 2018, deliver a copy of the Interconnection Agreement and the Interconnection Direct Agreement in form and substance satisfactory to the Senior Lenders, which shall have been entered into by all parties to it and shall have become unconditional and fully effective in accordance with its terms.

Section 5.02. Negative Covenants. Unless the Senior Lenders otherwise agree in writing, the Borrower shall not:

(a)    Limitations on Restricted Payments. Make any Restricted Payment, unless each of the Restricted Payment Conditions is satisfied.

(b)    Capital Expenditures. Incur expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project or necessary for repairs, replacements and maintenance of satisfactory operating conditions that are essential to the Borrower’s business or operations, in accordance with the Annual Budget.

(c)    Permitted Financial Debt. Incur, assume or permit to exist any Financial Debt except:

(i)	the Senior Loans;

(ii)	the Galicia VAT Loans;

(iii)	any Sponsor Party Subordinated Loan;

(iv)	the PPA Performance Bond;

(v)	any bond issued in favor of any Authority in connection with a request for the accelerated recovery of VAT refunds, provided, that, if available to the Borrower, such bond shall be a seguro de caución ;

(vi)	any letter of credit issued in connection with the Financing Documents to the extent any such letter of credit is without recourse to the Borrower and is subordinated to the Senior Loans in form and substance satisfactory to the Senior Lenders;

(vii)	Short-term Debt incurred in the ordinary course of business so long as the principal amount thereof does not exceed at any time seven hundred fifty thousand Dollars ($750,000) (or its equivalent in any other currency) in the aggregate; and

(viii)	the Existing Credit Facilities; provided that, any Financial Debt incurred under, or in connection with, the Existing Credit Facilities shall: (A) not exceed, at any time, an amount greater than thirty-four million two hundred seventy-eight thousand six hundred thirty-one Dollars ($34,278,631), and (B) only be permitted until the date in which the first Disbursement of the Senior Loans is made.

(d) Leases. Enter into any agreement or arrangement to lease any property or equipment of any kind, except to the extent the aggregate payments under all such agreements or arrangements do not exceed the equivalent of two hundred fifty thousand Dollars ($250,000) (or its equivalent in any other currency or currencies) in any Financial Year.

(e)    Derivative Transactions. Enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction.

(f)    Guarantees and Other Obligations. Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person except for Financial Debt permitted pursuant to Section 5.02(c) (Permitted Financial Debt).

(g)    Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except for Permitted Liens.

(h)    Arm’s-Length Transactions. Other than in respect of Permitted Intercompany Loans enter into any transaction except in the ordinary course of business on the basis of arm’s-length arrangements (including, without limitation, transactions whereby the Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products or services), provided that, after the Project Completion Date and to the extent no Event or Default or Potential Event of Default has occurred and is continuing, the Borrower may make Permitted Intercompany Loans without interest or with interest rates that may be lower than prevailing lending rates in the Argentine financial market.

(i)    Purchasing or Sales Agency. Establish any sole and exclusive purchasing or sales agency.

(j)    Profit-Sharing Arrangements. Enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person.

(k)    Management Contracts. Enter into any management contract or similar arrangement (other than the Material Project Documents) whereby its business or operations are managed by any other Person.

(l)    Subsidiaries. Form or have any Subsidiary.

(m)    Permitted Investments. Make or permit to exist Investments other than Permitted Investments and Permitted Intercompany Loans.

(n)    Fundamental Changes. Change:

(i)	its Charter in any manner which would be inconsistent with the provisions of any Transaction Document; provided that the Borrower may take, or permit to be taken, all action necessary to give effect to the Change in Corporate Form;

(ii)	its Financial Year;

(iii)	the Financial Plan; or

(iv)	the nature or scope of the Project.

(o)    Asset Sales. Sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, whether in a single transaction or in a series of transactions, related or otherwise, except (i) to the extent expressly permitted under any Material Project Documents, including in respect of disposition of electricity, capacity, any transferable tax credits and any disposal of the Interconnection Facilities or the Transmission Facilities in accordance with the Transaction Documents; (ii) non-essential items in the ordinary course of business with an aggregate sale price not to exceed one million five hundred thousand Dollars ($1,500,000) (or its equivalent in any other currency or currencies) in the aggregate in any Financial Year; and (iii) sales or disposals of obsolete, worn out or defective property, but only if such property is replaced or the disposed property is no longer required for carrying out the Project.

(p)    Merger, Consolidation, Etc. Undertake or permit any merger, spin-off, consolidation or reorganization of itself.

(q)    Amendments, Waivers, Etc. Terminate, rescind, cancel, modify, amend or grant any waiver with respect to any provision of any Material Project Document, including for the avoidance of doubt the Galicia VAT Loan Agreement (except for any modifications, amendments or waivers of any Material Project Document, including for the avoidance of doubt the Galicia VAT Loan Agreement (other than the PPA and the FODER Joinder Agreement) that are immaterial or administrative in nature) or compromise or settle any claim, dispute or litigation against any party thereto.

(r)    Use of Proceeds. Use the proceeds of any Disbursement of (i) the IFC Loan in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country, and (ii) the IIC A Loan or the IDB A Loan in the territories of any country that is not, respectively, an IIC Member or an IDB Member or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country.

(s)    Amendment of Action Plan. Amend the Action Plan in any material respect.

(t)    Sanctionable Practices. Engage in (and shall not authorize or permit any Restricted Affiliate or any other Person acting on its behalf to engage in), with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practices. The Borrower further covenants that should any Finance Party notify the Borrower of its concerns that there has been a violation of the provisions of this Section 5.02(t) or of Section 3.01(r) (Representations and Warranties; Sanctionable Practices) of this Agreement, it shall cooperate in good faith with that Finance Party and its representatives in determining whether such a violation has occurred, shall respond promptly and in reasonable detail to any notice from that Finance Party and shall furnish documentary support for such response upon that Finance Party’s request.

(u)    UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter.

(v)    PPA and FODER Joinder Agreement. Deliver to the Offtaker, the FODER Trustee or any Authority (i) any Termination Event Notice, (ii) any Termination Notice, (iii) any Put Option Exercise Notice or (iii) other than in respect of Section 6.02(i) (Non-Performance of Material Project Documents), any other notice that, in accordance with the terms of the PPA or the FODER Joinder Agreement, as applicable, requires the previous written consent of the Senior Lenders’ Representative.

(w)    Project Accounts. Establish or maintain any bank account other than the Project Accounts, the Unrestricted Payment Account and the VAT Account.

(x)    Expenditures. Incur expenditures in any Financial Year following the Project Completion Date in excess of one hundred ten percent (110%) of the projected expenditures set out in the then current Annual Budget, except to the extent reasonably necessary in connection with Emergency Expenditures.

(y)    Dissolution. Promote, agree or consent to its dissolution or winding up.

(z)    Additional Wind Turbines. Procure that (i) no Wind Turbine shall be relocated and (ii) no additional wind turbines shall be erected on the Project site.

(aa)    Prohibited Activities. Engage (and shall not authorize or permit any Restricted Affiliate or any other Person acting on its behalf to engage) with respect to the Project or any transaction contemplated by this Agreement, in any Prohibited Activity.

Section 5.03. Reporting Requirements. Unless the Senior Lenders otherwise agree, the Borrower shall:

(a)    Quarterly Financial Statements and Reports. As soon as available but in any event within sixty (60) days after the end of each quarter of each Financial Year, deliver to the Senior Lenders:

(i)	two (2) copies of the Borrower’s unaudited financial statements for such quarter, in form and substance acceptable to the Senior Lenders, prepared in accordance with the Accounting Standards and certified by the Borrower’s chief financial officer;

(ii)	together with the financial statements referred to in (i) above, an IFRS Reconciliation with respect to such financial statements;

(iii)	a report by the Borrower on its operations during that quarter, in the form of, and addressing the matters listed in, Schedule 7 (Information to be Included in Quarterly and Annual Review of Operations);

(iv)	after the Commercial Operations Date, a report (in the form pre-agreed by the Senior Lenders), signed by the Borrower’s chief financial officer, concerning compliance with the Historical Senior Debt Service Coverage Ratio (including a clear description of the methodology used in the respective calculations);

(v)	until the Project Completion Date has occurred, a report, in the form attached as Schedule 8, on the progress in the implementation of the Project, including any factors that have or could reasonably be expected to have a Material Adverse Effect or constitute a breach of any covenant under any Transaction Document; and

(vi)	after the Project Completion Date has occurred, a report on any factors that have or could reasonably be expected to have a Material Adverse Effect and describing its operating cost structure and operating performance (versus the Annual Budget), as well as detailed operational data and analysis.

(b)    Annual Financial Statements and Reports. As soon as available but in any event within one hundred twenty (120) days after the end of each Financial Year, deliver to the Senior Lenders:

(i)

two (2) copies of its complete and audited financial statements for that Financial Year (which are in agreement with its books of account and prepared in accordance with the Accounting Standards), together with an IFRS Reconciliation and an unqualified opinion by the Auditors, in each case, in respect of such audited financial statements, all in form satisfactory to the Senior Lenders. In the event that such opinion by the Auditors is qualified and in respect of any of the financial ratios required to be calculated and maintained by the Borrower under this Agreement, the Borrower shall provide a revised calculation of such financial ratios taking into account such qualifications in such revised calculation of the financial ratios, which, if satisfactory to the Senior Lenders, shall be the basis to confirm compliance or non-compliance by the Borrower with the financial ratios;

(ii)	after the Commercial Operations Date, a report (in the form pre-agreed by the Senior Lenders), signed by the Borrower’s chief financial officer, and reviewed and concurred in by its Auditors, concerning compliance with the Historical Senior Debt Service Coverage Ratio for the four (4) quarters comprised in that Financial Year (including a clear description of the methodology used in the respective calculations);

(iii)	a report by the Borrower on its operations during that Financial Year, in the form of, and addressing the matters listed in, Schedule 7 (Information to be Included in Quarterly and Annual Review of Operations);

(iv)	a report (in the form pre-agreed by the Senior Lenders) by the Borrower describing, in addition to quarterly data, major activities and changes affecting the Borrower in terms of macroeconomic conditions, markets, shareholders management, technology and strategy; and

(v)	a statement by the Borrower’s chief financial officer of all transactions between the Borrower and each of its Affiliates, if any, during that Financial Year, and a certification by the Borrower’s chief financial officer that those transactions were on the basis of arm’s-length arrangements (other than in respect of any Permitted Intercompany Loans).

(c)    Annual Budget.

(i)	Promptly after it becomes available, and in any event no later than sixty (60) days prior to the end of the then current Financial Year, deliver to the Senior Lenders the proposed Annual Budget for the following Financial Year for their approval.

(ii)

If the Senior Lenders have not objected to such Annual Budget within forty-five (45) days after receipt thereof, such Annual Budget shall apply for such Financial Year but only if (A) the aggregate expenditures set forth in such proposed Annual Budget do not exceed one hundred and ten percent (110%) of the aggregate expenditures budgeted for such Financial Year in the Financial Model and (B) the amount budgeted for any single expenditure line item set forth in such proposed Annual Budget does not exceed by more than ten percent (10%) the amount budgeted for the corresponding expenditure line item for such Financial Year in the Financial Model; provided that, if the Senior Lenders have not expressly approved the amount budgeted for any single expenditure line item set forth in such proposed Annual Budget that exceeds by more than ten percent (10%) the amount budgeted for the corresponding expenditure line item in the immediately proceeding Annual Budget, then (x) the amount budgeted for such line item in the proposed Annual Budget shall automatically be deemed to be amended such that it is equal to the higher of the amount budgeted for that same line item in the Financial Model or the previous Annual Budget and (y) the remaining line items set forth in such proposed Annual Budget shall be deemed approved.

(iii)	If the Senior Lenders have objected to such Annual Budget within forty-five (45) days after receipt thereof, the then-existing Annual Budget adjusted for inflation, shall remain in effect until the Borrower and the Senior Lenders agree on an Annual Budget for such Financial Year.

(d)    Management Letters. Promptly following receipt, deliver to the Senior Lenders, a copy of any relevant management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 5.03(b)(ii).

(e)    Annual Monitoring Report. Within ninety (90) days after the end of each Financial Year, deliver to the Senior Lenders the corresponding Annual Monitoring Report confirming compliance in all material respects with the Action Plan Sections 5.01(g) (Affirmative Covenants; Environmental and Social Matters), 5.01(h) (Affirmative Covenants; Review of Annual Monitoring Report) and 5.01(i) (Affirmative Covenants; S&E Management System) and the E&S Requirements, or, as the case may be, identifying any material non-compliance, and the actions taken or to be taken to remedy it.

(f)    Notice of Accidents, Etc. Within five (5) days after obtaining knowledge of its occurrence, notify the Senior Lenders of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation or operation of the Project in accordance with the E&S Requirements, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower is taking or plans to take to address them and to prevent any future similar event; and keep the Senior Lenders informed of the ongoing implementation of those measures and plans from time to time at the reasonable request of the Senior Lenders.

(g)    Shareholder Matters. Give notice to the Senior Lenders, concurrently with the Borrower’s notification to its shareholders, of any meeting of its shareholders in which key shareholders matters were, or are proposed to be, addressed, such notice to include the agenda of the meeting; and, as soon as available, deliver to the Senior Lenders two (2) copies of:

(i)	all notices, reports and other communications of the Borrower to its shareholders with respect to key shareholder matters, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium, related to key shareholders matters; and

(ii)	the minutes of all shareholders’ meetings in which key shareholders matters were addressed.

(h)    Changes to Project; Material Adverse Effect. Promptly notify the Senior Lenders of any proposed change in the nature or scope of the Project or the business or operations of the Borrower and of any event or condition that has or could reasonably be expected to have a Material Adverse Effect.

(i)    Litigation, Etc. Promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or could reasonably be expected to have a Material Adverse Effect, notify the Senior Lenders by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower is taking or proposes to take with respect thereto.

(j)    Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify the Senior Lenders by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it.

(k)    Compliance Requirements. Promptly provide to the Senior Lenders such information about the Borrower, its Affiliates, its assets and the Project that any Senior Lender requests from time to time for such Senior Lender to satisfy requirements under applicable laws and regulations, including those concerning anti-money laundering and combating the financing of terrorism (AML/CFT).

(l)    Other Information. Promptly provide to any Finance Party such other information as that Finance Party from time to time reasonably requests about the Borrower, or until Project Completion Date, the Sponsor and the Sponsor Guarantor, its assets and the Project, and the transactions contemplated by this Agreement, including but not limited to any information required by any Senior Lender to complete any necessary “Know Your Customer” inquiries.

(m)    PPA and FODER Joinder Agreement. Promptly following receipt, provide the Senior Lenders with a copy of any communication issued by the Offtaker, the FODER Trustee, the Electricity Market Administrator, the MEM, the ENRE or any other Authority under or in relation to the PPA or the FODER Joinder Agreement.

(n)    Upwind Array. Deliver to the Senior Lenders:

(i)	promptly upon becoming aware thereof, notice of the commencement of any construction works (other than access roads and testing towers) that could reasonably be expected to result in an Upwind Array;

(ii)	promptly upon becoming aware thereof, notice of any Upwind Array being awarded a CIRFER or otherwise being approved by the relevant Authority;

(iii)	within ninety (90) days from the occurrence of an Upwind Array, an energy production report for the Project prepared by the Independent Engineer that takes into account the impact on the net energy production level of the Project of wake effects caused by the Upwind Array; and

(iv)	within sixty (60) days from the delivery of the report referred to in sub clause (iii), an Upwind Array Financial Model, which shall be in form and substance satisfactory to the Senior Lenders.

(o)    Investment Report. Simultaneously with its delivery to the MEM pursuant to Section 5.2(a) or Section 5.2(b) of the FODER Joinder Agreement, deliver to the Senior Lenders a copy of the Investment Report, together with evidence of its delivery to the MEM, and evidence of the approval thereof by the MEM.

(p)    Certificate of Provisional Acceptance. Within five (5) days of its issuance, deliver to the Senior Lenders a copy of each Certificate of Provisional Acceptance.

(q)    Asset Pledge Certificate. Promptly notify the Senior Lenders upon the last Wind Turbine being delivered to the Project Site in accordance with the Offshore TSA.

Section 5.04. Insurance.

(a)    Insurance Requirements. Unless the Senior Lenders otherwise agree, the Borrower shall:

(i)	insure and keep insured, with financially sound and reputable insurers and reinsurers approved by the Senior Lenders, all of its assets and business which can be insured against all insurable losses to include, without limitation, the insurances specified in Annex C and any insurance required by law or pursuant to any Material Project Document;

(ii)

ensure that each insurance policy obtained and maintained pursuant to Annex C (other than those referenced as “Miscellaneous”) issued by insurance companies having a credit rating lower than A- from Standard & Poor’s or A.M. Best (or equivalent), are at least 95% reinsured by reinsurance policies issued by companies having a credit rating of A- or higher from Standard and Poor’s or A.M. Best (or equivalent), and in such case: (A) an assignment of reinsurance is made pursuant to a reinsurance assignment agreement, in form and substance satisfactory to the Senior Lenders, to the extent such agreement is permitted to be entered into by the relevant parties by applicable law or (B) cut-through provisions are inserted in the relevant reinsurance policies, in each in favor of the Onshore Collateral Agent;

(iii)	at any time or from time to time, promptly following the receipt of a notice by the Senior Lenders, obtain such additional insurance coverage of risks or liabilities that are not specified in Annex C as would from time to time be obtained by a prudent company in the wind power generation sector which does not self-insure and which shall be in such amounts and deductibles as are specified in that notice, to the extent such insurance is available to the Borrower on commercially reasonable terms;

(iv)	at any time or from time to time, promptly following the receipt of a notice by the Senior Lenders, obtain such additional insurance(s) or make such modifications to the terms, conditions, amounts or deductibles of any insurance policy required pursuant to Section 5.04(a)(i) and Section 5.04(a)(ii) as the Senior Lenders may determine and is specified in such notice to be necessary to cover any material change in the identified risk exposure of the Borrower, its business or assets; and

(v)	at any time or from time to time, promptly following the receipt of a notice by the Senior Lenders pursuant to the terms of proviso (A) below of this Section 5.04(a), make such modifications to the amounts and deductibles of any insurance policy required to be obtained under this Agreement as the Senior Lenders specify in such notice to be necessary to take account of inflationary and other relevant factors;

provided always that:

(A)	the Senior Lenders shall be entitled from time to time to review, in consultation with the Borrower, the monetary limits and deductibles of each policy required to be obtained under this Agreement, such review not to be conducted more frequently than once every calendar year with respect to each policy; and

(B)	if at any time and for any reason any insurance required to be maintained hereunder shall not be in full force and effect or the Borrower otherwise fails to comply with any of the requirements in this Section 5.04, each Finance Party shall thereupon, or at any time while the same is continuing, any Finance Party shall be entitled (but have no obligation) on their own behalf to procure such insurance or, as the case may be, the fulfillment of the relevant requirement at the expense of the Borrower and to take all such steps to minimize hazard as that Finance Party may consider expedient or necessary.

(b)    Policy Provisions. Each insurance policy required to be obtained pursuant to Section 5.04(a) (Insurance Requirements) shall be on terms and conditions acceptable to the Senior Lenders and contain provisions to the effect that:

(i)	no policy can expire nor can it be canceled or suspended by the Borrower or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless the Senior Lenders and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower receives at least forty-five (45) days’ notice (or such lesser period as the Senior Lenders may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)	each Finance Party together with their directors, officers, employees, agents and assigns (and all contractors and subcontractors working at the Project site) are named as additional named insured on all liability policies;

(iii)	where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party;

(iv)	on every insurance and reinsurance policy on the Borrower’s assets and for business interruption or delayed start-up,

(A)	the Offshore Collateral Agent or the Onshore Trustee, as applicable, is named as loss payee for any single claim in an amount equivalent to one million Dollars ($1,000,000) or more, or any series of claims arising with respect to the same event whose aggregate amount is the equivalent of one million Dollars ($1,000,000) or more; and

(B)	following the request of the Senior Lenders, a cut-through provision or assignment of reinsurances in favor of the Offshore Collateral Agent is made;

(v)	where relevant, the insurers waive all rights of recourse or subrogation, howsoever arising, against the Borrower;

(vi)	all provisions of each insurance policy conferring any right, protection or benefit to any Finance Party (including, without limitation, loss payee and additional named insured provisions, notice requirements, etc.) shall at all times remain in full force and in effect notwithstanding any act or failure to act on the part of the Borrower, its agents or employees or on the part of its construction contractors or subcontractors; and

(vii)	where relevant, all of its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party;

provided that none of the policies required pursuant to Section 5.04(a) shall include any provision for self-insurance or any self-insured retention except to the extent of the deductibles specified in Annex C or as the Senior Lenders otherwise approve from time to time in writing.

(c)    Borrower’s Undertakings. The Borrower shall:

(i)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(ii)	promptly notify the relevant insurer of any event entitling the Borrower to make a claim under any policy written by that insurer and diligently pursue that claim;

(iii)	comply with all warranties under each policy of insurance;

(iv)	not do or omit to do, or permit to be done or not done, anything which might reasonably be expected to:

(A)	render any insurance policy, or any provision of that policy, obtained pursuant to Section 5.04(a) (Insurance Requirements) void or voidable or lead to its suspension or impair or defeat any such policy in whole or in part; or

(B)	prejudice the Borrower’s or, where any Finance Party is a loss payee or an additional named insured, that Finance Party’s right to claim or recover under any insurance policy;

(v)	not rescind, terminate, cancel or cause a material change to any insurance policy;

(vi)	procure that each insurer under all insurance policies obtained pursuant to Section 5.04(a) (Insurance Requirements):

(A)	is promptly notified of the security interests created in favor of the Finance Parties under the Security in the Borrower’s title to, and rights, interest and benefits under, such policies;

(B)	(1) notes on each such policy by way of endorsement or assignment the Finance Parties’ interest in that policy under the Security, such endorsement or assignment to be in form and substance satisfactory to the Senior Lenders, (2) issues an acknowledgment of assignment and (3) deposits each such policy with its brokers or the relevant Finance Party;

(C)	together with the relevant brokers, undertakes to notify the Senior Lenders of the issuance of any notice of cancellation or suspension or modification of the relevant policy and of any fact of which it becomes aware that could affect the coverage under that policy and of such other matters as specified in Annex C (Insurance Requirements);

(D)	acknowledges that none of the Finance Parties, as a lender and/or beneficiary under the relevant policy and the Security, is liable to the insurers or reinsurers for the payment of any insurance or reinsurance premiums nor for any other obligations of the Borrower; and

(E)	agrees that any insurance policy containing any loss payee, assignment or additional insured provision in favor of the Finance Parties will not be vitiated or voided against the Finance Parties as a result of any misrepresentation, act or neglect or failure to disclose on the part of any insured party or any circumstances beyond the control of the relevant innocent Finance Party; and

(vii)	use its best efforts to ascertain that payments of reinsurance premiums under reinsurance policies of insurances required to be maintained by the Borrower pursuant to Section 5.04(a) (Insurance Requirements) are paid in a timely manner and promptly inform the Senior Lenders when it becomes aware that any such premiums have not been paid.

(d)    Application of Proceeds. Any Net Casualty Proceeds paid to the Borrower or received by any Finance Party on behalf of the Borrower in excess of one million Dollars ($1,000,000) shall be applied in accordance with Section 2.07 (Mandatory Prepayment) and the Accounts Agreements. Subject to the foregoing, the Borrower shall use any insurance proceeds it receives (whether from any Finance Party or directly from the insurers) for loss of or damage to any asset solely to replace or repair that affected portion of the Project.

(e)    Reporting Requirements. The Borrower shall provide to the Senior Lenders the following:

(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of one million Dollars ($1,000,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Borrower, a copy of that policy incorporating any additional named insured provision required under Section 5.04(b)(ii) (Insurance; Policy Provisions) and loss payee provisions required under Section 5.04(b)(iv) (Insurance; Policy Provisions) (unless that policy has already been provided to the Senior Lenders pursuant to Section 4.01(h) (Conditions of First Disbursement; Insurance));

(iii)	within thirty (30) days after any notice has been given by the Senior Lenders to the Borrower pursuant to Section 5.04(a)(ii), (iii) or (iv) (Insurance; Insurance Requirements), a copy of any additional insurance obtained, or modification of any existing policy made, pursuant to that notice;

(iv)	not less than five (5) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than five (5) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming the Onshore Trustee or the Offshore Collateral Agent, as the case may be, as loss payee or the Finance Parties as additional named insureds, as applicable, remain in effect;

(v)	such evidence of premium payment as any Finance Party may from time to time request; and

(vi)	any other information or documents on each insurance policy as any Finance Party may from time to time request.

ARTICLE VI

Events of Default

Section 6.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), any Senior Lender may, by notice to the Borrower, require the Borrower to repay its Senior Loan or such part of its Senior Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay such Senior Loan (or that part of such Senior Loan specified in that notice) and pay all interest accrued on it, the Make Whole Amount with respect to the amount of the IFC Loan the payment of which is being accelerated and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02. Events of Default. It shall be an Event of Default if:

(a)    Failure to Make Payments. The Borrower fails (i) prior to the Project Completion Date, to pay any amount due under any Financing Document to which it is a party and, with respect to payments of amounts other than principal of or interest on any Senior Loan, such failure continues for a period of three (3) Business Days after the relevant amount was due; and (ii) after the Project Completion Date, to pay any amount due under any Financing Document to which it is a party and, with respect to payments of amounts other than principal of or interest on any Senior Loan, such failure continues for a period of five (5) days after the relevant amount was due.

(b)    Failure to Pay Other Loans. The Borrower fails to pay when due any part of the principal of, or interest on, any loan from any Senior Lender to the Borrower other than its Senior Loan and any such failure continues for the relevant grace period allowed for in the agreement providing for that loan.

(c)    Failure to Comply with Obligations. The Borrower fails to comply with any of its obligations under this Agreement or any other Financing Document or any other agreement between the Borrower and any Senior Lender (other than for the payment of any amount due under any Financing Document or any other loan from any Senior Lender to the Borrower) and, other than with respect to the obligations set forth in Sections 5.02(t) (Negative Covenants; Sanctionable Practices), 5.02(u) (Negative Covenants; UN Security Council Resolutions) and Section 5.02(aa) (Prohibited Activities), any such failure continues for a period of thirty (30) days after the date on which any Finance Party notifies the Borrower of that failure.

(d)    Failure by Other Parties to Comply with Obligations.

(i)    The Sponsor Guarantor fails to comply with its obligations under Section 4.01 (The Guarantee) of the Guarantee and Sponsor Support Agreement; or

(ii)     any party to a Financing Document (other than the Finance Parties, the Borrower and the Sponsor Guarantor only in respect of Section 4.01 (The Guarantee) of the Guarantee and Sponsor Support Agreement) fails to observe or perform any of its obligations under that Financing Document, and any such failure continues for a period of thirty (30) days after the date on which any Finance Party notifies the Borrower of that failure.

(e)    Misrepresentation. Any representation or warranty made in Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Financing Document is found to be incorrect in any material respect.

(f)    Expropriation, Nationalization, Etc. An Expropriation Event has occurred in respect of the Borrower, or until Project Completion Date the Sponsor Guarantor, and, in the case of the Sponsor Guarantor, (i) after accounting for such Expropriation Event, the Sponsor Guarantor would not be able to comply with Sections 2 (Equity Contribution and Support Obligations of the Sponsor Parties) or 4 (The Guarantee) of the Guarantee and Sponsor Support Agreement, or (ii) such Expropriation Event has had or could reasonably be expected to have a Material Adverse Effect on the Sponsor Guarantor’s ability to comply with any of its payment obligations under the Financing Documents.

(g)    Involuntary Proceedings. A decree or order by a court is entered against the Borrower, the Sponsor and, until the Project Completion Date, the Sponsor Guarantor:

(i)	adjudging any such entity bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, any such entity under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any such entity or of any substantial part of its property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within thirty (30) days.

(h)    Voluntary Proceedings. The Borrower, the Sponsor and, until the Project Completion Date, the Sponsor Guarantor:

(i)	requests a moratorium in respect or suspension of payment of Liabilities from any court; provided that the foregoing shall not prevent the Borrower from accepting or joining in a tax deferral (moratoria fiscal) offered by any tax Authority to similarly situated Persons if the payment obligations due, or scheduled to become due, to any Finance Party under the Financing Documents are not affected thereby;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)	files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or of any substantial part of its property;

(v)	executes or files an acuerdo preventivo extrajudicial, or files a concurso preventivo with the corresponding competent Authorities;

(vi)	makes a general assignment for the benefit of creditors; or

(vii)	admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent.

(i)    Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower for an amount in excess of the equivalent of two hundred fifty thousand Dollars ($250,000) and is not discharged within thirty (30) days.

(j)    Analogous Events to Bankruptcy. Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02 (g) (Events of Default; Involuntary Proceedings), Section 6.02(h) (Events of Default; Voluntary Proceedings) and Section 6.02(i) (Events of Default; Attachment).

(k)    Cross-Default.

(i)	The Borrower fails to make any payment in respect of any of its Financial Debt (other than the Senior Loans or any other loan from any Senior Lender to the Borrower) or to perform any of its obligations under any agreement pursuant to which there is outstanding any such Financial Debt having an aggregate principal amount (including undrawn revolving or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) equal to or greater than two hundred fifty thousand Dollars ($250,000) (or its equivalent in any other currency or currencies), and any such failure continues for more than any applicable period of grace or any such Financial Debt becomes prematurely due and payable or is placed on demand; or

(ii)	until the Project Completion Date, the Sponsor Guarantor fails to make any payment in respect of any of its Financial Debt having an aggregate principal amount (including undrawn revolving or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) equal to or greater than twenty million Dollars ($20,000,000) (or its equivalent in any other currency or currencies) or to perform any of its obligations under any agreement pursuant to which there is outstanding any such Financial Debt, and any such failure continues for more than any applicable period of grace or any such Financial Debt becomes prematurely due and payable or is placed on demand.

(l)    Failure to Maintain Authorizations. Any Authorization necessary for the Borrower to perform and observe its obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded or terminated or it lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to any Finance Party or its assignees, in Dollars, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by any Finance Party to the Borrower requiring that restoration or reinstatement.

(m)    Revocation, Etc., of Security Documents. Any Security Document:

(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of the Senior Lenders;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or its validity or enforceability is challenged by any Person (other than a Senior Lender).

(n)    Revocation, Etc., of Financing Documents. Any Financing Document (other than the Intercreditor and Security Sharing Agreement or a Security Document) or any of its provisions:

(i)	is revoked or terminated or it ceases to be in full force and effect without, in each case, the prior consent of the Senior Lenders, and that event, if capable of being remedied, is not remedied to the satisfaction of the Senior Lenders within thirty (30) days of any Finance Party’s notice to the Borrower;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person (other than a Senior Lender) and such repudiation or challenge is not withdrawn within thirty (30) days of any Finance Party’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective.

(o)    Non-Performance of Material Project Documents.

(i)	A Put Option Trigger Event has occurred, unless the Borrower shall have delivered a notice in accordance with Sections 1.1 and 7.1 of the FODER Joinder Agreement within fifteen (15) days of the occurrence of such Put Option Trigger Event and such Put Option Trigger Event is remedied on or prior to the date that is sixty (60) days from the date on which the Borrower delivered such notice.

(ii)	Any of the events specified in Section 20.2 of the PPA has occurred and such event is not remedied to the satisfaction of the Senior Lenders within thirty (30) days of its occurrence.

(iii)	Any of the events specified in Section 20.4 of the PPA has occurred.

(iv)	Other than as specified in clauses (i) and (ii) of this Section 6.02(o), any Material Project Document or any of its provisions is breached by any party to it and such breach is not remedied to the satisfaction of the Senior Lenders within thirty (30) days or, if longer, the relevant grace period allowed for in the relevant Project Document.

(v)	The PPA or the FODER Joinder Agreement is revoked or terminated or ceases to be in full force and effect without the prior consent of the Senior Lenders, or performance of any of the material obligations under the PPA or the FODER Joinder Agreement becomes unlawful or the PPA or the FODER Joinder Agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it.

(vi)	Any Material Project Document (other than the PPA or the FODER Joinder Agreement) is revoked or terminated or ceases to be in full force and effect without the prior consent of the Senior Lenders, or performance of any of the material obligations under such Material Project Document becomes unlawful or any such Material Project Document is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it, and such event is not remedied to the satisfaction of the Senior Lenders within thirty (30) days of its occurrence.

(p)    Liens. Any Lien (other than the Security) is granted or in any way established on or with relation to the Real Estate Properties or any other Land Right and is not removed within thirty (30) days of any Finance Party’s notice to the Borrower.

(q)    Abandonment. The Borrower or the Sponsor abandons the Project or ceases to carry on its business for more than (i) ninety (90) continuous days, or (ii) one hundred and eighty (180) non-continuous days during any twelve (12) consecutive months period.

(r)    Commercial Operations Date; Project Completion Date. The Borrower fails to achieve:

(i)	the Commercial Operations Date by the Initial Commercial Operations Long-stop Date or the Extended Commercial Operations Long-stop Date, as applicable; or

(ii)	the Project Completion Date by the Project Completion Long-stop Date.

(s)    Final Judgments.

(i)    Either (A) a final, non-appealable judgment, court order or non-appealable arbitral award for the payment of money in excess of two hundred fifty thousand Dollars ($250,000) (or its equivalent in any other currency or currencies) or (B) a series of final judgments, orders or arbitral awards for the payment of money in excess of two hundred fifty thousand Dollars ($250,000) (or its equivalent in any other currency or currencies) in the aggregate in any of its Financial Years is, in each case, rendered against the Borrower, and any such judgment, order or arbitral award is not paid according to its terms or otherwise vacated, discharged or dismissed within ninety (90) days of having been rendered.

(ii)    A final, non-appealable judgment, court order or nonappealable arbitral award for the payment of money which has or has had a Material Adverse Effect (which is continuing) is rendered against the Borrower or any of its properties or the Project, and any such judgment, order or arbitral award is not satisfied within thirty (30) days of having been rendered.

(t) Share Retention. Any Credit Party fails to comply with any of its obligations set forth in Section 6 (Share Retention) of the Guarantee and Sponsor Support Agreement.

Section 6.03. Bankruptcy. If the Borrower is liquidated or declared bankrupt, all the Senior Loans, all interest accrued on them and any other amounts payable under this Agreement or any other Financing Document will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII

Miscellaneous

Section 7.01. Saving of Rights. (a)    The rights and remedies of the Finance Parties in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of any of the Finance Parties into the affairs of the Borrower, by the execution or the performance of this Agreement or any other Financing Document or by any other act or thing which may be done by or on behalf of any of the Finance Parties in connection with this Agreement or any other Financing Document and which might, apart from this Section, prejudice such rights or remedies.

(b)    No course of dealing or waiver by any Finance Party in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of that Finance Party with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of any Finance Party with respect to any Disbursement affect or impair any right, power or remedy of that Finance Party with respect to any other Disbursement.

(c)    Unless otherwise notified to the Borrower by any Finance Party and without prejudice to the generality of Section 7.01(b), the right of that Finance Party to require compliance with any condition under this Agreement or any other Financing Document that may be waived by that Finance Party with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d)    No course of dealing and no failure or delay by any Finance Party in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other Financing Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right hereunder or thereunder, or in any manner preclude its additional or future exercise; nor shall the action of any Finance Party with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of that Finance Party with respect to any other default.

Section 7.02. Notices. (a) Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(h) (Reporting Requirements; Changes to Project; Material Adverse Effect) and (i) (Reporting Requirements;

Litigation, Etc.), and Section 7.05 (Applicable Law and Jurisdiction), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other parties from time to time, and will be effective upon receipt; provided that (except with respect to requests for Disbursement under Section 2.02 (Disbursement Procedure)), the Senior Lenders may, at its election, deliver notices, requests or communications to the Borrower by e-mail to such addresses as the Borrower notifies the Senior Lenders from time to time.

For the Borrower:

CP Achiras SAU

Av. Tomas Edison 2701

Ciudad de Buenos Aires

Argentina

Attention: Fernando Bonnet/Ruben Vazquez

Alternative address for communications by facsimile: 54 11 4317-5000

Alternative address for communications by electronic mail: Fernando.bonnet@centralpuerto.com /notificaciones-tesoreria@centralpuerto.com

For IIC:

Inter-American Investment Corporation

1350 New York Avenue, N.W.

Washington D.C. 20577

U.S.A.

Attention:	Portfolio Management Division,
Investment Operations Department

Alternative address for communications by facsimile:

+1-202-312-4135

Alternative address for communications by electronic mail:

loanservices@iadb.org.

For C2F:

Canadian Climate Fund for the Private Sector in the Americas

Inter-American Investment Corporation

1350 New York Avenue, N.W.

Washington D.C. 20577

U.S.A.

Attention:	Portfolio Management Division,
Investment Operations Department

Alternative address for communications by facsimile:

+1-202-312-4135

Alternative address for communications by electronic mail:

loanservices@iadb.org.

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile:	+1-202-974-4309
Attention:	Director, Infrastructure & Natural Resources

Department

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile: 202-522-7419.

(b)    Any notice, request, report or other communication to be given or made under this Agreement or any other Financing Document by the Borrower (including the notices and reports specified in Schedule 9 (Notices and Reports)) shall be delivered to the Senior Lenders.

Section 7.03. English Language. (a) All communications to be given or made under this Agreement shall be in the English language.

(b)    All documents to be provided under this Agreement shall be in the English language; provided that (i) if the original version of any Transaction Document is in a language other than English, a Finance Party may request in writing that the Borrower provide an English translation certified by an Authorized Representative to be a true and correct translation of the original of such Transaction Document and, if the Borrower fails to provide such translation within thirty (30) days of receiving such request, such Finance Party may obtain an English translation of such Transaction Document at the cost and expense of the Borrower and (ii) any other document to be provided under this Agreement is in a language other than English, such document shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original.

Section 7.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05. Applicable Law and Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b)    For the exclusive benefit of the Finance Parties, the Borrower irrevocably agrees to venue being laid in the courts of the United States of America located in the Southern District of New York, or in the courts of the State of New York located in the Borough of Manhattan, in any legal action, suit or proceeding arising out of or relating to this Agreement, and waives any objections to venue based on grounds of forum non conveniens or inconvenient forum.

(c)    For the exclusive benefit of the Finance Parties, the Borrower irrevocably also submits to personal jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(d)    The parties acknowledge and agree that:

(i)	no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions or applicable law;

(ii)	no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by IDB of any privilege, immunity or exemption of IDB granted the Agreement Establishing the Inter-American Development Bank, international conventions or applicable law; and

(iii)	no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by IIC of any privilege, immunity or exemption of IIC granted the Agreement Establishing the Inter-American Investment Corporation, international conventions or applicable law;

(e)    The Borrower hereby irrevocably designates, appoints and empowers Cogency Global Inc., with offices at 10 E. 40th St, 10th Floor, New York, NY 10016, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding a Finance Party may bring in the State of New York in respect of this Agreement.

(f)    As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding a Finance Party may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep each Finance Party advised of the identity and location of such agent.

(g)    The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02 (Notices). In such a case, a Finance Party shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

(h)    Service in the manner provided in Sections 7.05(e), (f) and (g) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(i)    The Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	its right of removal of any matter commenced by any of the Finance Parties in the courts of the State of New York to any court of the United States of America; and

(ii)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against it by any of the Finance Parties.

(j)    To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement, or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k)    The Borrower hereby acknowledges that IIC and IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IIC and IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against any Finance Party in any forum in which such Finance Party is not entitled to immunity from a trial by jury.

(l)    To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the

Borrower is a party, be entitled to the benefit of any provision of law requiring a Finance Party in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

(m)    Nothing in this Agreement shall affect the right of a Finance Party to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

Section 7.06. Disclosure of Information. (a) Any Finance Party may, notwithstanding the terms of any other agreement between the Borrower and such Finance Party, disclose any documents, records or information about the Project or the Borrower to:

(i)	its outside counsel, auditors and rating agencies;

(ii)	any Participant, potential assignee of a Finance Party’s rights pursuant to Section 7.07 (Successors and Assignees) or any Person who intends to purchase a Participation in a portion of any of the Senior Loans; and

(iii)	any other Person as that Finance Party may deem appropriate for the purpose of exercising any power, remedy, right, authority or discretion relevant to this Agreement or any other Transaction Document or in connection with any proposed sale, transfer, assignment or other disposition of that Finance Party’s rights as contemplated by Section 7.07 (Successors and Assignees).

(b)    The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and any Finance Party, a disclosure of information by that Finance Party in the circumstances contemplated by Section 7.06(a) (Disclosure of Information) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

Section 7.07. Successors and Assignees. (a) This Agreement and the other Financing Documents bind and benefit the respective successors and assignees of the parties hereto. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement or any other Financing Document without the prior consent of the Senior Lenders. Any purported assignment in violation of this provision shall be void ab initio.

(b)    Each Senior Lender may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Agreement and any other Financing Document (including by granting of participations) in accordance with the provisions of this Agreement and its respective Loan Agreement; provided that if (i) any such sale, transfer, assignment, novation or other disposition would result in the cost of compliance by the Borrower with its obligations under Sections 2.11 (Increased Costs), 2.15 (Taxes) or 2.17 (Illegality) in excess of any such cost of compliance had such sale, transfer, assignment, novation or other disposition not taken place, (ii) the Borrower has provided evidence satisfactory to the Senior Lenders of such cost increase and (iii) no Potential Event of Default or Event of Default has occurred and is continuing, then the Borrower shall have the right to prepay the Senior Loans in full without penalty or premium.

Section 7.08. Amendments, Waivers and Consents. (a) No provision of this Agreement or any other Financing Document may be amended, supplemented, modified or waived, except by a written instrument signed by all of the Senior Lenders and the Borrower (but only if the Borrower is a party thereto).

(b)    Any waiver and any amendment, supplement or modification made or entered into in accordance with Section 7.08(a) shall be binding upon the Borrower and the Finance Parties.

Section 7.09. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

Section 7.10. No Reliance. Notwithstanding any other provisions of this Agreement:

(a)    the Senior Lenders acknowledge that they have not relied, nor shall they rely, on the other Senior Lenders, or any of their respective officers, directors, employees, representatives, attorneys, agents and affiliates, to inquire into or verify the accuracy or completeness of any information provided, or made available to any of the Senior Lenders, by the Borrower, the Sponsor, the Sponsor Guarantor or any other Person, on or prior to the date of this Agreement or hereafter;

(b)    the Senior Lenders acknowledge that none of the other Senior Lenders, nor any of their respective officers, directors, employees, representatives, attorneys, agents and affiliates, has made any representation or warranty to it, and that no act by any Senior Lender hereafter taken, including any review of the Project or of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Senior Lender to any other Senior Lender. Each Senior Lender represents to the other Senior Lenders that it has, independently and based on such documents and information as it has deemed appropriate, and without reliance on any documents, reports or other information (including any materials prepared by any other Senior Lender for use in its own credit analysis, appraisals and decisions) provided by, or on views expressed by, any other Senior Lender, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Sponsor, the Sponsor Guarantor, the Project, the value of and title to any Security, and all applicable laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and the other Financing Documents and to extend credit to the Borrower hereunder. Each Senior Lender also represents that it will, independently and without reliance upon any other Senior Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other

Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Project; and

(c)    the Senior Lenders acknowledge that none of the other Senior Lenders, nor any of their respective officers, directors, employees, representatives, attorneys, agents and affiliates, shall be liable for any documents, reports or other information (including any materials prepared by any other Senior Lender for use in its own credit analysis, appraisals and decisions) provided by, or for any views expressed by, any other Senior Lender on or prior to the date of this Agreement or hereafter.

Section 7.11. Indemnification; No Consequential Damages. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify the Senior Lenders and their officers, directors, employees, agents and representatives (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (including fees, charges and disbursements of counsel) incurred by or asserted against any Indemnitee arising out of, in connection with, or related to (i) the execution, delivery or performance of any Financing Document or any other agreement or instrument contemplated thereby or the consummation of the transactions contemplated hereby, (ii) the relevant Senior Loan or the use of proceeds thereof, (iii) non-compliance with any law or regulation, including any environmental law or regulation, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto; provided that such indemnity will not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or expenses resulted directly from such Indemnitee’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b)    To the maximum extent permitted by applicable law, the Borrower shall not assert, and hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or relating to this Agreement or any agreement or instrument contemplated hereby, the Senior Loans or the use of the proceeds thereof.

{Signature Pages Follow}

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

CP ACHIRAS S.A.U.

By:
Name:
Title:

INTER-AMERICAN INVESTMENT CORPORATION

By:
Name:
Title:

INTER-AMERICAN INVESTMENT CORPORATION, acting as agent for the INTER-AMERICAN DEVELOPMENT BANK

By:
Name:
Title:

INTER-AMERICAN INVESTMENT CORPORATION, as agent acting on behalf of the INTER-AMERICAN DEVELOPMENT BANK, in its capacity as administrator of the CANADIAN CLIMATE FUND FOR THE PRIVATE SECTOR IN THE AMERICAS

By:
Name:
Title:

INTERNATIONAL FINANCE CORPORATION

By:
Name:
Title: